99.1

LOAN AND SECURITY AGREEMENT

Between

ACCESS WORLDWIDE COMMUNICATIONS, INC.

as Borrower

and

MANUFACTURERS AND TRADERS TRUST COMPANY
as Lender

Dated as of: August __, 2007

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made effective as of August ___, 2007 by and between ACCESS WORLDWIDE COMMUNICATIONS, INC. (“Borrower”) and MANUFACTURERS AND TRADERS TRUST COMPANY (“Lender”).

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extensions of credit now or hereafter made to or for the benefit of Borrower under this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  DEFINITIONS AND CONSTRUCTION.

1.1  Definitions. The following words and phrases as used in capitalized form in this Agreement, whether in the singular or plural, shall have the meanings indicated:

Access Philippines means Access Worldwide (AWWC) Philippines, Inc., a Philippines corporation and wholly owned Subsidiary of Borrower.

Account Debtor means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

Accounts means, with respect to a Person, all of such Person’s now owned and hereinafter acquired rights to payment for goods sold or leased or for services rendered which is not evidenced by any instrument or chattel paper, whether or not it has been earned by performance, and any other property or interest in property that is classified as an account pursuant to the UCC.

Advances means an advance by Lender under the Revolving Credit Facility or this Agreement, including without limitation, advances under Letters of Credit, or advances to pay Lender Expenses.

Affiliate means, with respect to any Person, (a) any officer, director or managing member of such Person, (b) any Subsidiary of such Person, and (c) any other Person (other than a Subsidiary) that, (i) directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (ii) directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person or any Subsidiary of such Person, or (iii) ten percent (10%) or more of the Voting Stock of which is directly or indirectly beneficially owned or held by such Person or a Subsidiary of such Person. The term “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of the Voting Stock, by contract or otherwise.

Agreement means this Loan and Security Agreement.

Applicable Law means, with respect to any Person, all provisions of constitutions, statutes, regulations and orders of any Governmental Authority applicable to such Person or its property, including, without limitation, all orders and decrees of all courts and arbitrators in proceedings or actions to which such Person is a party. In respect of contracts relating to interest or finance charges that are made or performed in the State of New York, “Applicable Law” shall mean the laws of the U.S., including without limitation 12 U.S.C. §§ 85 and 86(a), as amended from time to time, and any other statute of the U.S. now or at any time hereinafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of New York.

Applicable Margin is equal to the percent per annum in excess of the Prime Rate as set forth in the following pricing matrix:

Level	Total Liabilities to Net Worth Ratio	Prime Rate +
Level I	<3.00	1.00%
Level II	≥3.00<3.50	1.25%
Level III	≥3.50	1.50%

From the Closing Date through the date of receipt of the consolidated financial statements and compliance certificate of Borrower and its Subsidiaries for the fiscal quarter ending September 30, 2007, the Applicable Margin for Advances under the Revolving Credit Facility shall be the Applicable Margin set forth for Level II in the above-described pricing matrix. Thereafter, the Applicable Margin shall be based upon the ratio of Total Liabilities to Net Worth of Borrower and its Subsidiaries adjusted on a quarterly basis as reflected on the consolidated financial statements of Borrower and its Subsidiaries delivered to Lender pursuant to Section 15.3 and on the Borrower’s 10-Q Report delivered to Lender pursuant to Section 15.6 and the compliance certificates delivered to Lender pursuant to Section 15.10 for each fiscal quarter ending after September 30, 2007, provided, however, if the consolidated financial statements or compliance certificates are not delivered at the time specified in Sections 15.3 and 15.10 below, then the Applicable Margin for the Loan shall be the highest Applicable Margin set forth above for the Loan during any period that Borrower is delinquent in the delivery of such consolidated financial statements and compliance certificates or, at the option of Lender, the Default Rate. The adjustment in the Applicable Margin, if any, shall be effective five (5) Business Days after the later of receipt by Lender of the consolidated financial statements of Borrower and its Subsidiaries delivered to Lender pursuant to Section 15.3 or the compliance certificates delivered to Lender pursuant to Section 15.11 below. There shall be no reduction in the Applicable Margin if a Default or an Event of Default has occurred and is continuing uncured and the Minimum Net Availability is less than $1,500,000.

Assignment of Patents, Trademarks, Licenses and Copyrights means the collateral assignments of patents, trademarks, licenses and copyrights of even date herewith executed by Borrower in favor of Lender as security for the Obligations.

Availability means, as of the date of determination, the result (so long as such result is a positive number) of (a) the lesser of (i) the Borrowing Base, or (ii) the Maximum Revolving Credit Facility Amount; less (b) the Revolving Credit Facility Usage.

Average Unused Portion of Maximum Revolving Credit Facility Amount means, as of any date of determination, (a) the Maximum Revolving Credit Facility Amount, less (b) the average Daily Balance during the immediately preceding month.

Bankruptcy Code means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, and any successor statute.

Benefit Plan means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

Books means all of a Person’s books and records, including without limitation, ledgers; records indicating, summarizing, or evidencing such Person’s properties or assets (including the Collateral) or liabilities; all information relating to such Person’s business operations or financial condition; and all computer programs, disk or tape files, printouts, runs or other computer prepared information.

Borrower means Access Worldwide Communications, Inc. and its successors and assigns.

Borrowing Base has the meaning set forth in Section 2.3.

Borrowing Base Certificate means the borrowing base certificate prepared by Borrower and submitted to Lender in the form of Exhibit C attached hereto.

Business with respect to Borrower means business process outsourcing “BPO” and marketing services that includes among other things, communication, back-office and IT solutions.

Business Day means any day that is not a Saturday, Sunday, or other day on which commercial banks in New York or Pennsylvania are authorized or required to close.

Capital Expenditures means any expenditure by Borrower that would be classified as a capital expenditure in accordance with GAAP.

Capital Stock means corporate stock and any and all shares, partnership interests, limited partnership interests, membership interests, equity interests, rights, securities or other equivalent evidences of ownership (however designated) issued by any entity (whether a corporation, partnership, limited liability company, limited partnership, business trust or other type of entity).

Capitalized Lease means any lease of Property, the obligations for the rental of which are required to be capitalized in accordance with GAAP.

Capitalized Lease Obligations means all amounts payable with respect to a Capitalized Lease.

Cash Collateral Account has the meaning set forth in Section 7.2(c).

Change of Control shall be deemed to have occurred at such time as (a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than the Inside Shareholders becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 49.9% of the total Voting Stock then outstanding of Borrower or of more than 49.9% of the total Capital Stock then outstanding of Borrower; (b) Borrower ceases to own 99.99% of all Voting Stock and Capital Stock of Access Philippines; or (c) a change in control (as defined in the Governing Documents of Borrower) occurs which would result in a mandatory redemption of Borrower’s preferred stock.

Closing Date means the date of this Agreement.

Collateral has the meaning set forth in Section 9.6.

Collateral Access Agreement means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgment agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s Equipment, Inventory or Books, in each case, in form and substance satisfactory to Lender.

Co-location Site means the AT&T Ashburn, Virginia internet data center located at 21571 Beaumeade Circle, 1st Floor, Ashburn, VA 20147.

Commercial Tort Claims shall have the meaning given to such term in the UCC.

Compliance Certificate means a certificate substantially in the form of Exhibit A and delivered by the chief executive officer or chief financial officer of Borrower, to Lender, as required under Section 15.10.

Contract Period means the period of time commencing on the date of this Agreement and expiring on ___________________, 2010. [3 years]

Convertible Notes means (a) the private placement of $1.15 million of convertible notes to purchase up to 1.15 million shares of common stock, par value $0.01 of the Borrower on December 15, 2004; (b) the private placement of $2.5 million of convertible notes to purchase 5.0 million shares of common stock, par value $0.01 of the Borrower on March 17, 2006; and (c) the October 13, 2006 amendment to the private placement on July 15, 2003 of $1.985 million of convertible notes to purchase 3.97 million shares of common stock, par value $0.01 of the Borrower.

Daily Balance means the sum of (a) the principal balance of Advances outstanding under the Revolving Credit Facility owed at the end of a given day, plus (b) one hundred percent (100%) of the undrawn principal amount of Standby Letters of Credit outstanding at the end of a given day.

Default means an event, condition or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

Default Rate has the meaning set forth in Section 6.2.

Disbursement Letter means an instructional letter executed and delivered by Borrower to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Lender.

Documents shall have the meaning given to such term in the UCC.

Dollars or $ means freely transferable U.S. Dollars.

Draw Amount has the meaning set forth in Section 5.7.

EBITDA means with respect to Borrower and its Subsidiaries, for any reporting period, without duplication an amount equal to (a) Net Income (or loss) on a first-in-first out basis (exclusive of income or gains from early extinguishment of debt; income or gains from postretirement benefits, extraordinary gains, gains on asset sales, income from discontinued operations and income from reduction of Guarantor’s customer deposit liabilities), plus (b) extraordinary non-cash losses, (c) Interest Expense, (d) Tax Expense, (e) depreciation and amortization expenses and (f) loss from discontinued operations during fiscal year 2007 in an amount up to $200,000.

Eligible Accounts means Accounts that are owed to Borrower in which Lender has a prior, perfected first priority lien, which have been due and owing for no more than ninety (90) days from the original invoice date, are not subject to offsets, deductions, counterclaim, discount, credit, charge back, freight claim, allowance or adjustment, and which are and at all times continue to be acceptable to Lender in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Lender in its discretion. Eligible Accounts shall not include:

(a)  Accounts which are evidenced by a note, chattel paper or instrument, unless Lender has a valid perfected first priority security interest in such note, chattel paper or instrument;

(b)  Accounts which are evidenced by judgments;

(c)  Accounts with respect to which the Borrower does not have absolute title;

(d)  any Account which is subject to an unresolved dispute with the Account Debtor;

(e)  Accounts with respect to which the Account Debtors are not Solvent or are subject to a bankruptcy or similar proceeding;

(f)  Accounts with respect to which the Account Debtor is another Borrower, an Affiliate of Borrower or an Affiliate of any member, officer or director of Borrower;

(g)  Accounts arising with respect to goods which have not been shipped or services not performed, conditional sales, sale on approval, guaranteed sale, sales subject to repurchase or return, consignment sales, or similar transactions in which the sale to or the obligation of the Account Debtor to pay is contingent;

(h)  non-trade receivables;

(i)  contra-accounts which are not subject to a non-offset agreement, in form and content acceptable to Lender;

(j)  Accounts subject to the Assignment of Claims Act of 1940, as amended from time to time, or any Applicable Law now or hereafter existing similar in effect thereto, or to any other prohibition (under Applicable Law, by contract or otherwise) against its assignment or requiring notice of or consent to such assignment, unless all such required notices have been given, all such required consents have been received and all other procedures have been complied with that such receivable shall have been duly and validly assigned to Lender, in form and content satisfactory to Lender;

(k)  Accounts which are not subject to a valid and perfected first priority security interest in favor of Lender;

(l)  finance charges;

(m)  lease receivables;

(n)  pre-billed accounts;

(o)  Accounts owed by a Person if twenty-five percent (25%) or more of such Person’s Accounts owed to Borrower has been due more than ninety (90) days past the original invoice date or would be deemed ineligible as a result of subsections (a) or (b) above;

(p)  Accounts subject to a Lien in favor of any Person (other than Lender);

(q)  an Account not evidenced by an invoice;

(r)  Accounts with respect to which the Borrower is in breach of any express or implied representation or warranty with respect to the goods or services the sale of which gave rise to such Account or in breach of any representation or warranty, covenant or other agreement contained in the Loan Documents with respect to such Account;

(s)  Accounts arising with respect to bill-and-hold sales, unless the Borrower has received and delivered to Lender a bill-and-hold agreement in form and content acceptable to Lender;

(t)  Account which are payable to any Person other than Borrower;

(u)  Accounts with respect to which the Account Debtor is located outside the United States or which are payable in a currency other than U.S. Dollars, unless payment of such Accounts is fully secured by a letter of credit in form and content and issued by a commercial bank reasonably acceptable to Lender;

(v)  Accounts with respect to which the Account Debtor is located in New Jersey, Minnesota or Indiana, unless the Borrower to the extent deemed appropriate by the Lender (i) demonstrates that it is currently registered, licensed or otherwise maintains a current certificate of authority to do business and is in good standing in such states, or (ii) otherwise demonstrates its compliance with state law applicable to out of state entities so as to ensure the enforceability of the Borrower’s contracts with its Account Debtors located in such states, as well as the Borrower’s access to the courts of such states;

(w)  Accounts which are subject to charge-back, deduction, offset, counterclaim, return privilege, refund, reimbursement, indemnity claims or potential claims of a surety or bonding company;

(x)  Accounts with respect to which the Account Debtors constitute pharmaceutical segment customers of the Borrower; and

(y)  Accounts with respect to which the Account Debtor is determined by Lender in its discretion to be ineligible for any other reason.

Equipment means all of a Person’s present and hereafter acquired cars, trucks, vehicles, machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, trailers, tools, dies, jigs, molds, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, without limitation (a) any interest of such Person in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

ERISA means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

ERISA Affiliate means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

ERISA Event means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during, a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (or the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan), or (f) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or any of its Subsidiaries or any of its ERISA Affiliates.

Event of Default has the meaning set forth in Section 18.1.

Facility Sites has the meaning set forth in Section 10.24(d).

FEIN means Federal Employer Identification Number.

Financial Asset means any financial asset, now owned or hereafter acquired that is classified as a “financial asset” pursuant to Chapter 8 (or Article 8) of the UCC.

Fixed Charge Coverage Ratio means with respect to Borrower and its Subsidiaries, for any period, the ratio of (a) EBITDA minus: the total of: (i) Non-Financed Capital Expenditures, (ii) Tax Expense, (iii) dividends or distributions declared or made by Borrower, and (iv) refunds of customer deposits, to (b) the payments of all Indebtedness (including without limitation all Capitalized Lease Obligations and Interest Expense).

Funding Date means the date, which must be a Business Day, on which the funding of an Advance occurs.

GAAP means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied and maintained.

General Intangibles means all of a Person’s present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, licenses, lease rights, permits, approvals, choses or things in action, goodwill, trade secrets, methods, processes, know-how, formulas, label designs, domain names, domain name registrations, patents, patent rights and applications, trade names, brand names, logos, inventions, trademarks and registrations or applications therefor, servicemarks and registrations or applications therefor, copyrights and registrations or applications therefor, blueprints, plans, patterns, drawings, specifications, designs, manufacturing or processing rights, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, software and computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, tax refund claims, government subsidy payments, databases, all notes and records with respect to any research and development and all physical embodiments of the foregoing), other than Inventory, Accounts, Equipment and Negotiable Collateral. General Intangibles shall also include, without limitation, all assets necessary to the operation and maintenance of all present and future websites, including without limitation, all equipment, lease agreements, hosting agreements, line leases, intellectual property, copyrights, patents, trademarks, software licenses and general intangibles, and all intellectual property assets described on Schedule 10.18.

Goods shall have the meaning given to such term in the UCC.

Governing Documents means the certificate or articles of incorporation, by-laws, partnership agreement, joint venture agreement, operating agreement or other organizational or governing documents of any Person.

Governmental Authority means any nation or government, any federal, state, county, municipal, parish, provincial or other political subdivision thereof and any department, commission, board, court, agency or other instrumentality or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guarantor means AWWC New Jersey Holdings, Inc.

Guarantor Security Agreement means that certain Security Agreement dated of even date herewith from Guarantor in favor of Lender.

Indebtedness, as applied to a Person, means:

(a) all items (except items of capital stock or of surplus) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined;

(b) to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed by such Person; and

(c) to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

Indemnified Parties has the meaning set forth in Section 19.

Inside Shareholders means the Persons identified on Schedule 10.38.

Interest Expense as applied to any Person means for any period, the amount of interest expense on Indebtedness of any Person for such period, determined in accordance with GAAP.

Inventory means all present and future inventory in which a Person has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of such Person’s present and future raw materials, work in process, finished goods, packaging, packing and shipping materials, goods used or consumed in the Person’s business, component parts, supplies and returned, rejected or repossessed goods, wherever located.

Investment Property means any investment property, now owned or hereafter acquired, that is classified as “investment property” pursuant to the UCC.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Lease means any operating lease or lease of real estate or equipment under which Borrower is the lessee.

Lender means Manufacturers and Traders Trust Company, its successors and assigns.

Lender Expenses has the meaning set forth in Section 18.13.

Letter of Credit Sublimit has the meaning set forth in Section 5.4.

Letter of Credit Rights shall have the meaning given to such term in the UCC.

Letters of Credit means the Standby Letters of Credit issued by Lender pursuant to this Agreement.

Licenses means all licenses, permits, consents, approvals, security clearances, and authorizations issued by a Governmental Authority with respect to or in connection with the operation of Borrower’s Business.

Lien means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded, published, registered or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising, from a mortgage, debenture, charge, deed of trust, encumbrance, pledge, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting any real property.

Loan Account has the meaning set forth in Section 7.17.

Loan Documents means this Agreement, the Revolver Note, the Pledge Agreement, the Disbursement Letter, the Letters of Credit, the Loan Sweep Agreement, the Pledge and Assignment of Deposit Account, the Management Support and Validity Agreement, the Assignments of Patents, Trademarks, Licenses and Copyrights, Management Support and Validity Agreements, the Surety Agreement, the Guarantor Security Agreement and any other assignment or other agreement entered into, now or in the future, in connection with this Agreement, the Obligations or any of the transactions contemplated hereunder.

Loan Request has the meaning set forth in Section 3.2(a).

Loans means all Advances outstanding under the Revolving Credit Facility.

Loan Sweep Agreement means that certain Automated Commercial Loan Sweep Agreement for Cash Management Services, by and between Borrower and Lender dated of even date hereof.

Management Group means collectively Shawkat Raslan, Richard Lyew and Georges Andre.

Management Support and Validity Agreement means each Management Support and Validity Agreement by each of Shawkat Raslan and Richard Lyew in favor of Lender.

Material Adverse Change means (a) a material adverse change, as determined by Lender in good faith, in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment, as determined by Lender in good faith, of Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of Lender’s ability to enforce the Obligations of the Loan Documents or to realize upon the Collateral, (c) a material adverse effect, as determined by Lender in good faith, on the value of the Collateral or the amount that Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment, as determined by Lender in good faith, of the priority of the Liens in favor of Lender with respect to the Collateral.

Maximum Revolving Credit Facility Amount means $8,000,000.

Minimum Closing Net Availability shall mean an amount equal to (a) Availability under the Revolving Credit Facility, minus (b) the sum of: (i) all sums due and owing to trade creditors which remaining outstanding beyond sixty (60) days past the original due date, plus (ii) any taxes unpaid to any taxing authority, plus (iii) transaction costs in connection with this Agreement.

Minimum Net Availability shall mean at any time, an amount equal to (a) Availability under the Revolving Credit Facility, minus (b) the sum of: (i) all sums due and owing to trade creditors which remaining outstanding beyond sixty (60) days past the original due date, plus (ii) any taxes unpaid to any taxing authority.

Multiemployer Plan means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

Negotiable Collateral means all of a Person’s present and future letters of credit, Revolver Note, drafts, instruments, Investment Property, Financial Assets, Capital Stock of

direct and indirect Subsidiaries of Borrower, documents, personal property leases (wherein such Person is the lessor), chattel paper, and such Person’s Books relating to any of the foregoing.

Net Income means with respect to Borrower and its Subsidiaries, income (or loss) of Borrower and its Subsidiaries for such period after deducting Tax Expense for such period and shall have the meaning given such term by GAAP.

Net Worth shall mean, at any time, net worth as defined by GAAP.

Non-Assignable Contracts has the meaning set forth in Section 9.1(e).

Non-Financed Capital Expenditures means Capital Expenditures of Borrower that were financed under the Revolving Credit Facility or through operating cash flow, and excluding, solely for the Borrower’s fiscal quarters ending March 31, 2007 and June 30, 2007, up to $1,552,000 (in the aggregate) of Capital Expenditures made in the fiscal quarters ending March 31, 2007 and June 30, 2007 with respect to Borrower’s second (2nd) call center in Manila, Philippines and the Co-Location Site.

Obligations means all Loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, indebtedness arising from any derivative transactions, obligations arising under any swap agreement (as defined in 11 U.S.C. Section 101), liabilities (including all amounts charged to the Loan Account pursuant hereto), obligations, fees, charges, costs, or Lender Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Lender and Borrower, and irrespective of whether for the payment of money), whether as principal or surety, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Lender may have obtained by assignment or otherwise, and further including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

Operating Agreement means any equipment lease, advertising contract, supply agreement, employment agreement, collective bargaining agreement or other similar agreement or contract relating to the operation of the Businesses.

Out-Of-Formula Advance means the amount by which the then outstanding Advances and the undrawn amount of Letters of Credit issued under the Revolving Credit Facility exceeds the Borrowing Base.

PBGC means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

Person means and includes natural persons, legal persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and any governments and agencies and political subdivisions thereof.

Plan means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

Pledge Agreement means that certain stock pledge agreement executed by Borrower in favor of Lender evidencing the pledge by Borrower to Lender of sixty five percent (65%) of its stock ownership interest in Access Philippines.

Pledge and Assignment of Deposit Account means that certain pledge and assignment of the Pledged Account dated of even date herewith from Borrower in favor of Lender, pursuant to which the Pledged Account is collaterally assigned to Lender and Lender is granted a first priority, perfected Lien in such Pledged Account.

Pledged Account means that certain money market account #____________ of Borrower with Lender and any and all replacement accounts.

Prime Rate means the annual interest rate announced from time to time by Lender and generally known by Lender as its “prime rate”, whether published by it publicly or only for the internal guidance of its loan officers. The Prime Rate is used merely as a pricing index and is not and should not be considered to represent the lowest or best rate available to a Borrower.

Proforma Fixed Charge Coverage Ratio means with respect to Borrower and its Subsidiaries, for the fiscal year ending December 31, 2007 (a) EBITDA, minus the sum of: (i) Non-Financed Capital Expenditures, (ii) Tax Expense, (iii) dividends or distributions declared or made by Borrower, and (iv) refunds of customer deposits, to (b) the sum of (w) payments of all Indebtedness, plus (x) Interest Expense, plus (y) Capitalized Lease Obligations. The calculation of the Proforma Fixed Charge Coverage Ratio shall not include (1) any interest or principal paid on any of the Convertible Notes, or (2) any interest or principal paid on the Weil Note. For purposes of this calculation, the interest accrued on the Revolving Credit Facility during 2007 shall be annualized.

Property shall mean all types of real, personal or mixed property and all types of tangible or intangible property.

Related Documents means all documents now or hereafter executed in connection with the Related Obligations.

Related Obligations means all obligations now or hereafter owed by Borrower or any Affiliate of Borrower to Lender or any Affiliate of Lender.

Rent Expense as applied to Borrower means for any period, the amount of rent expense of Borrower for such period, determined in accordance with GAAP.

Reportable Event means any of the events described in Section 4043(c) of ERISA or the regulations thereunder.

Reserves means reserves against Availability under the Revolving Credit Facility, established by Lender at its discretion from time to time.

Revolver Note has the meaning set forth in Section 2.2.

Revolving Credit Facility means the revolving credit facility established for Borrower under this Agreement.

Revolving Credit Facility Usage means as of the date of determination, the aggregate amount of all (a) outstanding Advances under the Revolving Credit Facility, plus (b) 100% of the outstanding undrawn amount of all outstanding Letters of Credit.

Service Contracts has the meaning set forth in Section 10.37 hereof.

Solvent means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that shall be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it shall, incur debts beyond such Person’s ability to pay as such debts mature or fall due, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

Standby Letters of Credit means the standby letters of credit issued by Lender pursuant to this Agreement.

Subordinated Indebtedness means Indebtedness of Borrower which has maturities and terms and which is subordinated to payment of the Obligations in a manner, approved in writing by Lender, and in each such case any renewals, modifications or amendments thereof which are approved in writing by Lender.

Subordination Agreement shall mean any subordination agreement from time to time executed by Borrower in favor of Lender.

Subsidiary of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Capital Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

Surety Agreement means that certain Surety Agreement dated of even date herewith from Guarantor in favor of Lender.

Tax Expense as applied to any Person means for any period, the amount of tax expense of such Person for such period, determined in accordance with GAAP.

Total Liabilities means total liabilities of a Person as determined in accordance with GAAP.

U.S. means the United States of America.

UCC means (i) the Uniform Commercial Code as adopted in New York, as it may be amended, revised or replaced from time to time, and (ii) the Uniform Commercial Code as in effect from time to time in such other states as any Collateral may be located, as and to the extent applicable.

Value means with respect to Eligible Accounts, the undisputed unpaid amount of such Eligible Account.

Voting Stock means Capital Stock of a Person having ordinary voting power for the election of the members of its board of directors or other governing body of such Person.

Warrants means those certain Warrant Certificates issued by Borrower, entitling the holders of such Warrant Certificates to purchase shares of common stock from the Borrower, upon the terms and conditions set forth therein.

Weil Note means that certain $1,500,000 note payable by Borrower to Charles Weil.

1.2  Accounting Terms and Determinations. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made in accordance with GAAP, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the date of determination. All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, then Borrower and Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.3  UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein. To the extent that the definitions of any categories or types of collateral are expanded in any revision to, amendment of or new version of the UCC, such changed or expanded definitions shall apply to this Agreement as of the effective date of such revision, amendment or new statute.

1.4  Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall “continue” or be “continuing” until such Event of Default has been cured or waived in writing by Lender. Section, subsection, clause, schedule, and exhibit references are to sections, subsections, clauses, schedules and exhibits in this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement, any of the Loan Documents or any other document or agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, supplements, and restatements thereto and thereof, as applicable.

1.5  Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement, as they may from time to time be amended or restated, shall be deemed incorporated herein by reference.

1.6  Borrower’s Knowledge. Any statements, representations or warranties that are based upon the best knowledge of Borrower or an officer thereof shall be deemed to have been made after due inquiry by Borrower or such officer, as applicable, with respect to the matter in question.

2.  THE REVOLVING CREDIT FACILITY.

2.1  The Facility. Subject to the terms and conditions of this Agreement and the Loan Documents, Lender agrees to establish for Borrower a revolving credit facility (the “Revolving Credit Facility”) pursuant to which during the Contract Period, Lender agrees to extend Advances to Borrower under the Revolving Credit Facility and pursuant to which Lender agrees to issue Letters of Credit for the account of Borrower, provided that, the Revolving Credit Facility Usage shall not exceed at any time the lesser of (a) the Borrowing Base, or (b) the Maximum Revolving Credit Facility Amount.

2.2  Revolver Note. Borrower’s obligation to repay Advances and other extensions of credit under the Revolving Credit Facility shall be further evidenced by a promissory note executed and delivered by Borrower in the face amount of the Maximum Revolving Credit Facility Amount payable to the order of Lender (the “Revolver Note”), which promissory note shall be in a form acceptable to Lender.

2.3  Borrowing Base. The “Borrowing Base” as of the applicable date of determination shall be determined based upon the following advance rates and calculations:

(a) An advance rate of up to 85% of the Value of Borrower’s Eligible Accounts; plus

(b) An advance rate of up to 100% of the cash held in the Pledged Account with Lender; minus

(c) All Reserves.

Percentages used from time to time in calculating the Borrowing Base are for the sole purpose of determining the maximum amount of Advances under the Revolving Credit Facility that may be outstanding from time to time under this Agreement and shall not be evidentiary of or binding upon Lender with respect to the market value or liquidation value of any Collateral. In the event that Lender has any questions regarding Borrower’s calculation of the Borrowing Base, funding of Advances under the Revolving Credit Facility shall be subject to a resolution of such questions to Lender’s satisfaction. Any request for an Advance under the Revolving Credit Facility which, if funded, would result in the unpaid balance of an Advance under the Revolving Credit Facility being in excess of the amount allowed by this Agreement may be declined by Lender in its sole discretion without prior notice.

2.4  Sublimits.

(a)  Letter of Credit Sublimit. Notwithstanding anything herein or elsewhere to the contrary, the issuance of Letters of Credit under the Revolving Credit Facility by Lender is subject to the limitations set forth in Section 5 below.

(b)  Borrower Sublimits. Borrower shall only be entitled to receive Advances under the Revolving Credit Facility based upon Availability determined by Borrower’s Eligible Accounts and the value of the cash in the Pledged Account.

2.5  Reserves. The amount of the Borrowing Base or Availability, as applicable, shall be reduced by Reserves established by Lender from time to time at Lender’s discretion. Such Reserves may be established by Lender from time to time regardless of whether a Default or Event of Default has occurred or is continuing.

2.6  Reduction in Advance Rates. Notwithstanding anything herein or elsewhere to the contrary, Lender may, in its sole discretion, from time to time, among other permissible discretionary actions that Lender may take with respect to the Revolving Credit Facility, reduce the advance rate with respect to Eligible Accounts, among other permissible reasons, to the extent that Lender determines that: the dilution with respect to Borrower’s Accounts for any period (based on the ratio of (a) the aggregate amount of reductions in Accounts other than as a result of payments in cash, to (b) the aggregate amount of total sales) exceeds five percent (5%), in which case Lender shall reduce the advance rate applicable to Eligible Accounts by one percent (1%) for each one percent (1%) of such dilution in excess of five percent (5%).

Notwithstanding anything herein or elsewhere to the contrary, Lender may, after the occurrence of a Default or Event of Default, reduce the advance rates with respect to Eligible Accounts, at Lender’s sole discretion.

2.7  Pledged Account Withdrawals. Borrower may, from time to time, withdraw cash from the Pledged Account, provided that:

(a)  No Default or Event of Default has occurred;

(b)  Borrower provides Lender with two (2) Business Days written notice of its intent to withdraw such cash;

(c)  Borrower shall deliver to Lender a Borrowing Base Certificate reflecting the aggregate amount of cash being withdrawn from such Pledged Account;

(d)  To the extent such withdrawal causes the Revolving Credit Facility Usage to exceed the Borrowing Base, Borrower shall pay to Lender in immediately available funds the amount by which the Revolving Credit Facility Usage exceeds the Borrowing Base; and

(e)  Lender shall have no obligation to make an Advance or release cash from the Pledged Account if such Advance or release would cause the Borrowing Base to exceed the Revolving Credit Facility Usage.

3.  ADVANCES UNDER THE REVOLVING CREDIT FACILITY.

3.1  General. Advances under the Revolving Credit Facility shall be made by Lender to Borrower, for the benefit of Borrower, in accordance with the procedures set forth below. Within the limitations set forth in this Agreement, Borrower may borrow, repay and reborrow under the Revolving Credit Facility.

3.2  Borrowing Procedures.

(a)  Form of Request. Borrower, on behalf of Borrower, may request an Advance under the Revolving Credit Facility by delivering to the officer of Lender designated from time to time by Lender, a written Loan Request and if requested by Lender a current, up-to-date Borrowing Base Certificate. Such written request for an Advance shall be in the form of Exhibit B (a “Loan Request”). Such Loan Request form may be in such other form as Lender may require from time to time upon notice to Borrower. Each Loan Request received by Lender shall be conclusively presumed to be executed and delivered by a duly authorized officer or employee of Borrower. Once received by Lender, each Loan Request shall be deemed irrevocable. Notwithstanding the foregoing, Borrower may request a Loan by a telephone request to the offices of Lender designated from time to time by Lender. Each telephone request received by Lender shall be conclusively presumed to be made by a duly authorized officer or employee of Borrower. Once received by Lender, each telephone Loan Request shall be deemed irrevocable. Lender, at its discretion, may require that each telephone Loan Request be confirmed promptly by Borrower in writing. Notwithstanding the foregoing, or anything else contained herein to the contrary, Lender may make an Advance under the Revolving Credit Facility, without receiving a Loan Request, in accordance with the terms and procedures set forth in the Loan Sweep Agreement.

(b)  Availability. Availability under the Revolving Credit Facility shall be determined by Lender based upon information received by Lender and, if requested by Lender, upon receipt of the current, up-to-date Borrowing Base Certificate delivered with the applicable Loan Request pursuant to Section 15.4(b), accompanied by the collateral and back-up information required under such Section.

(c)  Timing of Request. Each Loan Request must be received by Lender no later than 12:00 noon Eastern time on the requested Funding Date.

3.3  Funding Procedure. Subject to the conditions set forth in this Agreement, Lender shall disburse Advances under the Revolving Credit Facility to Borrower by transferring into the Borrower’s operating account maintained with Bank immediately available funds in the amount of such Advances, or otherwise in accordance with procedures acceptable to Lender.

4.  USE OF LOAN PROCEEDS. Borrower agrees to use Advances under the Revolving Credit Facility solely (a) to repay the Weil Note in full on the date hereof, (b) to pay closing costs and expenses incurred by Borrower in connection with the transactions contemplated hereunder on the date hereof, and (c) to provide for future working capital requirements and for other general corporate purposes of Borrower consistent with the terms and conditions of this Agreement.

5.  LETTERS OF CREDIT.

5.1  General. Subject to the terms and conditions of this Agreement, Lender agrees to issue from time to time subject to the terms hereof and upon the written request of Borrower, Letters of Credit for the account of any or all of Borrower. Such Letters of Credit shall be in form and content acceptable to Lender.

5.2  Conditions to Issuance. Lender shall have no obligation to issue any Letter of Credit if:

(a)  the conditions set forth in Sections 16 and 17 have not been satisfied;

(b)  issuance of such Letter of Credit would violate the terms of any contract, agreement or other document binding upon Lender or Borrower;

(c)  any order, judgment or decree of any court, arbitrator or other governmental authority shall purport by its terms to enjoin or restrain issuance of the Letter of Credit;

(d)  any law, rule, regulation or directive shall prohibit issuance of the Letter of Credit or result in any liability of Lender as a result of such issuance; or

(e)  Lender shall not have received the required issuance fee set forth in Section 7.6.

5.3  Tenor. Each Standby Letter of Credit shall have a term not to exceed the earlier to occur of: (a) twelve (12) months, or (b) the tenth (10th) Business Day prior to the expiration date of the Contract Period.

5.4  Sublimits. Lender shall have no obligation to issue any Letter of Credit, if (a) the aggregate outstanding undrawn amount of all Letters of Credit would exceed $1,000,000 (the “Letter of Credit Sublimit”); (b) a Default or Event of Default has occurred; or (c) the Revolving Credit Facility Usage including the Letter of Credit to be issued, as applicable, would exceed the lesser of (i) the Borrowing Base, or (ii) the Maximum Revolving Credit Facility Amount.

5.5  Procedure and Documentation. Each request for issuance of a Letter of Credit must be received at least three (3) Business Days prior to the requested issuance and shall be accompanied by a duly executed letter of credit application and in the form required by Lender. Each application shall have noted therein that the application is entered into in accordance with the terms of this Agreement. Borrower shall execute and deliver to Lender such other documents and agreements as may be reasonably required by Lender in connection with the issuance of any Letter of Credit. The provisions of each letter of credit application shall supplement the provisions of this Agreement and shall not replace the provisions of this Agreement.

5.6  Reduction of Availability. Letters of Credit issued under the Revolving Credit Facility shall constitute part of the Revolving Credit Facility Usage in an amount equal to 100% of the outstanding undrawn amount of such Letter of Credit.

5.7  Draws. If Lender receives a request for a draw under any Letter of Credit, Borrower agrees to reimburse Lender and to pay to Lender on the day on which Lender shall honor such draw request, the amount of such draw request (the “Draw Amount”) in immediately available funds. Unless Lender receives the Draw Amount in immediately available funds on or before the day on which Lender honors such draw request, the amount advanced by Lender to pay such draw shall be deemed to be a Loan under the Revolving Credit Facility, without any requirement that Borrower request such Loan or otherwise comply with the Loan Request provisions set forth in this Agreement.

5.8  Cash Collateral. In the event that the Revolving Credit Facility is terminated for any reason, the Contract Period expires or an Event of Default occurs, Borrower agrees to deposit with Lender immediately available funds in an amount equal to 105% of the outstanding undrawn amount of all Letters of Credit. Such funds and any proceeds of Collateral or other payments received by Lender with respect to the Obligations after any such Event of Default, may be held by Lender as cash collateral for the Obligations, including without limitation, the Obligations of Borrower to Lender related to the Letters of Credit.

5.9  Indemnification. Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless from any loss, cost, expense, or liability, including payments made by Lender, expenses, and attorneys’ fees incurred by Lender arising out of or in connection with any Letter of Credit, provided that, Borrower shall not be obligated to indemnify Lender for any loss, cost, expense or liability resulting from Lender’s gross negligence or willful misconduct. Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.

5.10  Obligations Irrevocable. The obligations of Borrower to make payments to Lender of each Draw Amount shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including, without limitation, any of the following circumstances:

(a)  any lack of validity or enforceability of any Letter of Credit, any documents collateral to any Letter of Credit, this Agreement or any of the other Loan Documents;

(b)  the existence of any claim, set-off, defense, or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower or any other Person and the beneficiary named in any Letter of Credit);

(c)  any draft, certificate, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d)  the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(e)  the occurrence of any Default or Event of Default;

(f)  any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit or any documents collateral thereto;

(g)  payment by Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(h)  any failure, omission, delay or lack on the part of Lender to enforce, assert or exercise any right, power or remedy conferred upon Lender under this Agreement, any of the other Loan Documents, any of the Letters of Credit or any documents collateral thereto or any other acts or omissions on the part of Lender; or

(i)  any other event or circumstance that would, in the absence of this Section, result in the release or discharge by operation of law or otherwise of Borrower or any Person from the performance or observance of any obligation, covenant or agreement contained herein.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Borrower has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Borrower against Lender.

5.11  Risk Under Letters of Credit.

(a)  In the administration and handling of Letters of Credit and any security therefore, or any documents or instruments given in connection therewith, Lender shall have the sole right, in its discretion, to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b)  Subject to other terms and conditions of this Agreement, Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Lender’s regularly established practices and procedures and Lender shall have no further obligation with respect thereto. In the administration of Letters of Credit, Lender shall not be liable for any action taken or omitted in good faith reliance on the advice of counsel, accountants, appraisers or other experts selected by Lender and Lender may rely upon any notice, communication, certificate or other statement from Borrower, beneficiaries of Letters of Credit, or any other Person which Lender believes to be authentic.

(c)  In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Lender makes no representation and shall have no responsibility with respect to (i) the obligations of Borrower or any other Person or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of, Borrower, or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct.

6.  INTEREST RATE.

6.1  Interest Rate Options for the Revolving Credit Facility. The principal balance of the Revolving Credit Facility shall accrue interest at the Prime Rate plus Applicable Margin.

6.2  Default Rate. Interest shall accrue on the principal balance of the Revolving Credit Facility after the occurrence of an Event of Default or expiration of the Contract Period at a rate of two percent (2%) in excess of the Prime Rate plus the Applicable Margin in effect at such time (the “Default Rate”). Borrower acknowledges and agrees that the Default Rate is reasonable in light of the increased risk of collection of the sums due under the Revolving Credit Facility after the occurrence of an Event of Default and the costs and expenses of Lender related thereto.

6.3  Post Judgment Interest. Any judgment obtained for sums due hereunder or under the Loan Documents shall accrue interest at the applicable Default Rate set forth above until paid.

6.4  Calculations. Interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

6.5  Limitation of Interest to Maximum Lawful Rate. In no event shall the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate will be refunded to Borrower. Such refund will be made by application of the excessive amount of interest paid against any sums outstanding hereunder and will be applied in such order as Lender may determine. If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by Lender. Any such crediting or refunding will not cure or waive any Event of Default. Borrower agrees that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any nonprincipal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

7.  PAYMENTS AND FEES.

7.1  Application of Payments. All payments received by Lender with respect to the Obligations shall be applied, at Lender’s option, first, to pay any fees, indemnities or expense reimbursements then due to Lender from Borrower; second, to pay interest then due and payable in respect of all Advances; third, to pay principal of the Advances and unreimbursed obligations in respect of Letters of Credit; and fourth, to pay any other Obligations. Upon the occurrence of an Event of Default, Lender may apply all payments, and all funds in the Cash Collateral Account and may debit any operating account or other deposit account maintained by Borrower with Lender to pay costs, indemnities, fees, interest, principal and all other Obligations, in such order as Lender, in its discretion elects.

7.2  Collection of Accounts; Proceeds of Collateral.

(a)  General. Borrower shall collect its Accounts only in the ordinary course of its business.

(b)  Lockbox. Borrower shall effect collection of Borrower’s Accounts through the lockbox maintained by Lender by promptly notifying all of its Account Debtors to forward all Accounts collections owed to Borrower to such lockbox or by wire or ACH transfers to the Cash Collateral Account, and shall execute such lockbox agreements as may be required by Lender and shall pay to Lender all customary fees in connection with such lockbox arrangements. Immediately upon receipt, Borrower shall forward to Lender all other checks, drafts and other monies received by Borrower which are proceeds of the Collateral to the lockbox maintained by Lender.

(c)  Cash Collateral Account. All Accounts collections of Borrower and all checks, drafts and other monies received by Borrower which are proceeds of the Collateral shall be deposited in a non-interest bearing cash collateral account maintained with Lender (the “Cash Collateral Account”). Lender shall have sole dominion and control over all items and funds in the Cash Collateral Account and such items and funds may be withdrawn only by Lender. Lender shall have the right to apply all or any part of such funds towards payment of any of the Obligations, as set forth in Section 7.1.

7.3  Funds in Cash Collateral Account. All funds and items received or deposited into the Cash Collateral Account shall be swept on a daily basis as to collected funds and such collected funds shall be applied to the Obligations as set forth in Section 7.1. Borrower shall reimburse Lender on demand for the amount of any items credited as provided above and subsequently returned unpaid for any reason.

7.4  Interest Payments on the Revolving Credit Facility. Borrower agrees to pay to Lender interest on the principal balance of Loans under the Revolving Credit Facility on the first day of each calendar month, commencing on the first day of the first calendar month following the date hereof, and on the expiration of the Contract Period.

7.5  Principal Payments on the Revolving Credit Facility. In addition to the payments described in Sections 7.1 and 7.2 Borrower agrees to pay the outstanding principal balance of the Revolving Credit Facility, together with any accrued and unpaid interest thereon, and any other sums due pursuant to the terms hereof on the earlier to occur of (a) the expiration of the Contract Period, or (b) ON DEMAND after the occurrence of an Event of Default. If any Out-Of-Formula Advance arises or exists under the Revolving Credit Facility for any reason whatsoever, including without limitation accounts becoming ineligible or any new or increased Reserves, Borrower agrees to repay such Out-Of-Formula Advance immediately upon the earlier to occur of (i) notice or demand by Lender, or (ii) Borrower has knowledge of such Out-of-Formula Advance.

7.6  Letter of Credit Fees. For each issuance or renewal of a Standby Letter of Credit hereunder, Borrower agrees to pay to Lender an issuance or renewal fee in an amount equal to 3.50% of the face amount of such Standby Letter of Credit, payable coincident with and as a condition of the issuance or renewal of such Standby Letter of Credit. In addition, Borrower agrees to pay to Lender such other fees and charges in connection with the issuance, amendment, negotiation or cancellation of each Standby Letter of Credit as may be customarily charged by Lender. Upon the occurrence of an Event of Default, at Lender’s option, the fees provided for in this Section shall be increased by an additional two percent (2%) for each Standby Letter of Credit. The above described fees shall be payable for each one year term of the applicable Standby Letter of Credit and for each one year renewal period.

7.7  Commitment Fee. Borrower agrees to pay to Lender on the date hereof the balance ($30,000) of the $80,000 commitment fee ($50,000 which was previously paid by

Borrower to Lender), which was fully earned by Lender on issuance of its commitment letter. The entire commitment fee is non-refundable in whole or in part.

7.8  Unused Facility Fee. Borrower agrees to pay to Lender an unused facility fee in an amount equal to .50% per annum times the Average Unused Portion of Maximum Revolving Credit Facility Amount. Such fee shall be payable monthly in arrears on the first day of each calendar month, pro-rated for the actual number of days in any partial month, commencing with the calendar month ending ___________________, 2007.

7.9  Collateral Management Fee. Borrower agrees to pay to Lender a monthly collateral management fee in the amount of $3,000, payable on the date hereof and on the first day of each calendar month thereafter, in advance, which fee shall be fully earned by Lender on the date that Lender makes the initial Advance and on the first day of each month thereafter. Such fee shall be reduced to $2,000 per month commencing as of the calendar month ending _____________, 2008 and shall continue at such reduced amount, provided that, no Default on Event of Default occurs prior to _______________, 2008 or at any time thereafter.

7.10  Fees Non-Refundable. All of the fees described above are not refundable in whole or in part even if the full amount of the Revolving Credit Facility is not advanced. Lender is irrevocably authorized to advance the sums necessary to pay all or any portion of such fees then due and payable to Lender from the proceeds of any Advance under the Revolving Credit Facility or as a Loan Advance under the Revolving Credit Facility without any requirement that Borrower request such Loan or otherwise comply with the Loan Request provisions of this Agreement.

7.11  Late Charge. In the event that Borrower fail to pay any principal, interest or other fees or expenses payable hereunder for a period of at least fifteen (15) days, in addition to paying such sums, Borrower shall pay to Lender a late charge equal to five percent (5%) of such past due payment to defray the expenses incident to handling such delinquent payments, and to compensate Lender for the harm and damages related to such late payments. Borrower hereby acknowledges and agrees that such late charges are reasonable in light of the anticipated and the actual harm caused by the late payments; the difficulties of proof of loss, harm and damages; and the inconvenience and non-feasibility of Lender otherwise obtaining an adequate remedy.

7.12  Termination of Revolving Credit Facility and Termination Fee. Borrower may terminate the Revolving Credit Facility upon not less than ninety (90) days prior written notice to Lender, which notice, once given shall be irrevocable. In the event that (a) the Revolving Credit Facility is terminated by Borrower for any reason, including without limitation refinancing with another lender, or (b) an Event of Default occurs and the Revolving Credit Facility is terminated, Borrower agrees to pay to Lender a termination fee calculated as follows:

Date of Termination	Fee

From the closing date through _______, 2008	3.0% of the Maximum Revolving Credit Facility Amount
After _______, 2008 through _________ 2009	2.0% of the Maximum Revolving Credit Facility Amount

At all times after __________, 2009	1.0% of the Maximum Revolving Credit Facility Amount

In the event the Revolving Credit Facility is terminated as a result of an Event of Default, expiration of the Contract Period, or otherwise, the outstanding balance of the Revolving Credit Facility, together with any accrued and unpaid interest thereon and any termination fee and any other sums due pursuant to the terms hereof shall be due and payable immediately.

In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 18.1(f) and (g) hereof, even if Lender does not exercise the right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under the Bankruptcy Code.

The termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The termination fee provided for in this Section shall be deemed included in the Obligations and shall be secured by the Collateral.

7.13  Other. If there are insufficient funds in the Cash Collateral Account to make any payment of any Obligations as and when such Obligations are due and payable, including without limitation, payments of interest, fees, indemnities and expense reimbursements, Lender at its option, may make such payments by funding a Loan under the Revolving Credit Facility directly to itself and applying such funds to make such payments, without any requirement that Borrower request such Loan or otherwise comply with the borrowing procedures set forth in this Agreement.

7.14  Immediately Available Funds. All payments are to be made by Borrower in immediately available funds. If Lender accepts payment in any other form, such payment shall not be deemed to have been made until the funds comprising such payment have actually been received by or made available to Lender.

7.15  Event of Default. Notwithstanding anything herein or elsewhere to the contrary, upon the occurrence of an Event of Default, any and all payments received by Lender on account of any of the Obligations may be applied to costs, indemnities, fees, interest and principal constituting Obligations in such order as Lender, in its discretion, elects.

7.16  Reinstatement of Obligations. If Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

7.17  Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower shall be charged with all Advances and Loans made by Lender to Borrower or for Borrower’s account, including, accrued interest, Lender Expenses, and any other payment Obligations of Borrower. Lender shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements shall be conclusively presumed to be correct and accurate, and shall constitute an account stated between Borrower and Lender unless, within ten (10) days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

7.18  Indemnity. Borrower agrees to indemnify Lender against any loss or expense which Lender sustains or incurs as a consequence of an Event of Default, including, without limitation, any failure of Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan Documents. If Lender sustains or incurs any such loss or expense it will notify Borrower in writing of the amount determined in good faith by Lender to be necessary to indemnify it for the loss or expense. Such amount shall be due and payable by Borrower to Lender within ten (10) days after presentation by Lender of a statement setting forth a brief explanation of and its calculation of such amount, which statement shall be conclusively deemed correct absent manifest error. Any amount payable by Borrower under this Section shall bear interest at the Default Rate from the due date until paid, both before and after judgment.

7.19  Loss of Margin. In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law):

(a)  subjects Lender to any tax with respect to any amounts payable under this Agreement or the other Loan Documents by Borrower or otherwise with respect to the transactions contemplated under this Agreement or the other Loan Documents (except for taxes on the overall net income of Lender imposed by the U.S. or any political subdivision thereof); or

(b)  imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance, capital adequacy, or similar requirement against assets held by, or deposits in or for the account of, or loans or advances or commitment to make loans or advances by, or letters of credit issued or commitment to issue letters of credit by Lender; or

(c)  imposes upon Lender any other condition with respect to advances or extensions of credit or the commitment to make advances or extensions of credit under this Agreement, and the result of any of the foregoing is to increase the costs of Lender, reduce the income receivable by or return on equity of Lender or impose any expense upon Lender in each case related to any Advances or extensions of credit made by Lender or commitments by Lender to make Advances or extensions of credit under this Agreement, Lender shall so notify Borrower in writing. Borrower agrees to pay Lender the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense within ten (10) days after presentation by Lender of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense. Such statement shall set forth a brief explanation of the amount and Lender’s calculation of the amount (in determining such amount Lender may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error and shall constitute an account stated between Borrower and Bank. If the amount set forth in such statement is not paid within ten (10) days after such presentation of such statement, interest shall be payable on the unpaid amount at the Default Rate from the due date until paid, both before and after judgment.

8.  TAXES.

8.1  Any and all payments by Borrower to or for the account of Lender hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to Lender, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrower shall make such deductions, (c) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law, and (d) Borrower shall furnish to Lender the original or a certified copy of the receipt evidencing payment thereof.

8.2  In addition, Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

8.3  BORROWER AGREES TO INDEMNIFY LENDER FOR THE FULL AMOUNT OF TAXES AND OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION) PAID BY LENDER AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO. For purposes of this Section, Taxes and Other Taxes shall not include taxes imposed on the income of Lender resulting from payments made to Lender under the Loan Documents.

8.4  Within thirty (30) days after the date of any payment of Taxes or Other Taxes, Borrower shall furnish to Lender the original or a certified copy of the receipt evidencing such payment.

Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

9.  SECURITY; COLLECTION OF RECEIVABLES AND PROCEEDS OF COLLATERAL.

9.1  Personal Property. As security for the full and timely payment and performance of all Obligations, Borrower hereby grants to Lender a first priority perfected security interest in all personal property of Borrower, wherever located, now owned or hereafter acquired, now existing or hereafter arising, including without limitation the following types, categories and property of Borrower:

(a)  All present and future Accounts, contract rights, Chattel Paper, instruments and Documents and all other rights to the payment of money whether or not yet earned, for services rendered or goods sold, consigned, leased or furnished or otherwise, in all cases together with (i) all goods (including any returned, rejected, repossessed or consigned goods), the sale, consignment, lease or other furnishings of which shall give or may give rise to any of the foregoing, (ii) all rights as a consignor, consignee, unpaid vendor or other lien or in connection therewith, including stoppage in transit, set-off, detinue, replevin and reclamation, (iii) all General Intangibles related thereto, (iv) all credit insurance, guaranties, mortgages, security interests, assignments, and other encumbrances on real or personal property, leases and other agreements or property securing or relating to any of the foregoing, (v) choses-in-action, claims and judgments related to or arising out of any of the foregoing, and (vi) any return or unearned premiums, which may be due upon cancellation of any insurance policies.

(b)  All present and future Inventory (including but not limited to goods held for sale or lease or furnished or to be furnished under contracts for service), and all documents of title covering any of such goods or Inventory.

(c)  All present and future General Intangibles.

(d)  All present and future Equipment, all documents of title covering any of such Equipment and all manuals of operation, maintenance or repair.

(e)  All present and future rights in all proceeds of all licenses, permits, approvals, license rights, agreements and General Intangibles with respect to which there are valid and enforceable legal or contractual restrictions prohibiting the collateral assignment or granting of a security interest (the “Non-Assignable Contracts”), including without limitation all proceeds from the sale, transfer or liquidation of such Non-Assignable Contracts and the value allocable to such Non-Assignable Contracts in any sale of business or assets.

(f)  All present and future general ledger sheets, files, records, customer lists, books of account, invoices, bills, certificates or documents of ownership, bills of sale, business papers, correspondence, credit files, tapes, cards, computer runs and all other data and data storage systems whether in the possession of any party to this Agreement or any service bureau.

(g)  All present and future letters of credit and Letter of Credit Rights, including the right to receive payment thereunder and all documentation related thereto, and all documents of title, negotiable and non-negotiable bills of lading, electronic bills of lading, shipper’s rights, rights accruing under the law of agency or estoppel, warranties, claims and insurance proceeds related thereto or associated therewith.

(h)  Those certain securities described on Schedule 9.1(h) hereto, all additional securities pledged to Lender from time to time, together with all cash, stock or other dividends paid upon such securities; all securities received in addition to or in exchange for such securities; all subscription rights incident to such securities; any other distribution in respect of such securities in any form; and the proceeds thereof. All of such securities shall be freely assignable and transferable to Lender, and shall be accompanied by such stock pledge agreements and blank stock powers with signatures guaranteed as Lender may require.

(i)  All present and future documents of title, negotiable and non-negotiable bills of lading, electronic bills of lading, shipper’s rights, rights accruing under the law of agency or estoppel, documents, agreements, instruments, warranties and claims now existing or hereafter issued or arising in connection with any merchandise letter of credit now or hereafter issued under this Agreement, and all insurance claims or proceeds related thereto.

(j)  All present and future deposits, funds, notes, drafts, instruments (including promissory notes), Documents, policies, evidences and certificates of insurance, securities, personal property leases and Chattel Paper and other assets, now or at any time hereafter on deposit with or in the possession or control of Lender or owing by Lender or in transit by mail or carrier to Lender or in the possession of any other Person acting on Lender’s behalf, without regard to whether Lender received the same in pledge, for safekeeping, as agent for collection or otherwise, or whether Lender has conditionally released the same, and in all assets in which Lender now has or may at any time hereafter obtain a lien, mortgage, or security interest for any reason.

(k)  All present and future deposit accounts maintained by Borrower with any depository institution.

(l)  All present and future Investment Property.

(m)  All present and future Financial Assets.

(n)  All present and future Commercial Tort Claims, including without limitation those Commercial Tort Claims described on Schedule 9.1(n).

(o)  All products and proceeds of the foregoing.

9.2  Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, the Borrower shall immediately endorse and deliver physical possession of such Negotiable Collateral to Lender, together with any stock powers executed in blank as may be required by Lender.

9.3  Commercial Tort Claims. Except as set forth on Schedule 9.1(n), Borrower is not a plaintiff (or any other claimant) with respect to any Commercial Tort Claim. In the event Borrower becomes the plaintiff (or any other claimant) with respect to any Commercial Tort Claim, Borrower shall promptly (but in any event within fifteen (15) days after the same shall come into existence) notify Lender as to the existence of such Commercial Tort Claim, detailing (a) the parties to the claim, (b) the amount in controversy, (c) the location and caption of all litigation filed with respect to the claim, (d) the status of the claim, and (e) all such other information relating thereto as Lender may require. Upon the request of Lender, the Borrower shall promptly execute, at Borrower’s expense, (i) all such documents, agreements, instruments and financing statements or amendments to this Agreement, as shall be required by Lender to grant to Lender a perfected, first priority security interest in each such Commercial Tort Claim and (ii) all pleadings and other documents as Lender may deem necessary or advisable in connection with any Commercial Tort Claim. Lender is hereby granted a power of attorney by Borrower with full power of substitution to execute, on behalf of Borrower, any of such documents, agreements, financing statements and amendments to this Agreement to grant to Lender a perfected, first priority security interest.

9.4  Investment Property. Schedule 9.4 sets forth a correct and complete list of all Investment Property, including any Financial Assets, owned by Borrower. Borrower is the legal and beneficial owner of such Investment Property, including any Financial Assets, as so reflected, free and clear of any Lien (except for Liens in favor of Lender), and has not sold, granted any option with respect to, assigned or transferred or otherwise disposed of any of its rights or interest therein.

9.5  Items Held In Trust; Endorsements. Borrower agrees that all monies, checks, notes, instruments, drafts, chattel paper or other payments relating to or constituting proceeds of any Accounts or other Collateral of Borrower which come into the possession or under the control of Borrower or any employees, agents or other Persons acting for or in concert with Borrower shall be received and held in trust for Lender and such items shall be the sole and exclusive property of Lender. Immediately upon receipt of any such notes, instruments or chattel paper, Borrower and such other Persons shall remit the same or cause the same to be remitted, in kind, to Lender. Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment to Lender with full recourse to Borrower all instruments, notes and chattel paper constituting an Account or proceeds thereof or of other Collateral. Lender is hereby authorized, after the occurrence of an Event of Default, to open all mail addressed to Borrower and endorse all checks, drafts or other items for payment on behalf of Borrower. Lender (and Lender’s officers, employees and agents) is granted a power of attorney by Borrower with full power of substitution to execute, after the occurrence of an Event of Default, on behalf of Borrower and in its name or to endorse its name on any check, draft, instrument, note or other item of payment or to take any other action or sign any document in order to effectuate the foregoing

9.6  Surety. As further security for the Obligations, Guarantor shall execute and deliver to Lender, the absolute, unconditional, unlimited surety agreement (the “Surety Agreement”) of Guarantor. Such Surety Agreement will secure all Obligations and shall be in form and content acceptable to Bank.

9.7  Stock Pledges. As further security for the Obligations, Borrower shall deliver to Bank a Pledge Agreement granting to Bank a first priority Lien against 65% of the Capital Stock now or hereafter owned by Borrower of Access Philippines, together with executed blank stock powers with signatures guaranteed.

9.8  General. The collateral described above in Sections 9.1, 9.2, 9.3 and 9.4 is collectively referred to herein as the “Collateral”. The above-described security interests, assignments, Liens and guarantees shall not be rendered void by the fact that no Obligations exist as of any particular date, but shall continue in full force and effect until the Obligations have been repaid, Lender has no agreement or commitment outstanding under the Loan Documents pursuant to which Lender may extend credit to or on behalf of Borrower and Lender has executed termination statements or releases with respect thereto. Lender agrees to execute and deliver to Borrower, at Borrower’s expense, termination statements and releases with respect to all Liens in favor of Lender encumbering the Collateral with reasonable promptness after all Obligations have been fully and finally paid and Lender has no agreement or commitment outstanding to extend credit to or on behalf of Borrower. IT IS THE EXPRESS INTENT OF BORROWER THAT ALL OF THE COLLATERAL SHALL SECURE NOT ONLY THE OBLIGATIONS UNDER THE LOAN DOCUMENTS, BUT ALSO ALL OTHER PRESENT AND FUTURE OBLIGATIONS OF BORROWER TO LENDER OR ANY AFFILIATE OF LENDER, INCLUDING WITHOUT LIMITATION, THE RELATED OBLIGATIONS.

9.9  Management Support and Validity Agreements. Borrower shall also deliver to Lender fully executed Management Support and Validity Agreements from Shawkat Raslan and Richard Lyew in favor of Lender, in form and content acceptable to Lender.

9.10  Cross-Collateralization; Collateral Agent. The Collateral shall also secure all Related Obligations. All liens, pledges, assignments, mortgages, security interests and collateral granted to or for the benefit of Lender of the Related Obligations pursuant to the Related Documents shall also secure the Obligations. The security interests in, Liens against, pledges of and assignments of all Collateral in favor of Lender in the Loan Documents shall be deemed to be in favor of Lender on its own behalf to secure the Obligations and the Related Obligations to secure the Related Obligations.

10.  REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement, the Borrower, makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making or entering into each Advance or Letter of Credit thereafter, as though made on and as of the date of such Advance or Letter of Credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.

10.1  Valid Organization, Good Standing and Qualification. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the applicable state described on Schedule 10.1, has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in good standing under the laws of each other jurisdiction described on Schedule 10.1 and in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification.

10.2  Licenses. Borrower and its employees, servants and agents have obtained all licenses, registrations, approvals, security clearances and other authority as may be necessary to enable it to own and operate its Business.

10.3  Ownership Interests. The ownership of all Capital Stock, debentures, options, warrants, bonds and other securities (debt and equity) of the Borrower and all pledges, proxies, voting trusts, powers of attorney and other agreements affecting the ownership or voting rights of said interests is as set forth on Schedule 10.3.

10.4  Subsidiaries. Except as set forth on Schedule 10.4, the Borrower does not own any Capital Stock in any Person, directly or indirectly (by any Subsidiary or otherwise). All of the outstanding Capital Stock of Borrower has been validly issued and is fully paid and non-assessable. No Capital Stock of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto. Access Philippines is a wholly owned Subsidiary of Borrower. AWWC New Jersey Holdings, Inc., a Delaware corporation: (a) is a wholly owned Subsidiary of Borrower, and (b) is currently inactive.

10.5  Financial Statements. Borrower has furnished to Lender the audited, consolidated financial statements of Borrower and its Subsidiaries certified without qualification by independent public accountants as of December 31, 2006 and all management and comment letters from such accountants in connection therewith. Borrower has furnished to Lender the internally prepared consolidated interim financial statements of Borrower and its Subsidiaries as of March 31, 2007. Such financial statements of Borrower and its Subsidiaries (together with the related notes and comments), are correct and complete, fairly present in all material respects the consolidated financial condition and the assets and liabilities of Borrower and its Subsidiaries at such dates, and have been prepared in accordance with GAAP.

10.6  No Material Adverse Change in Financial Condition. There has been no Material Adverse Change in the financial condition of Borrower or its Subsidiaries since March 31, 2007.

10.7  Pending Litigation or Proceedings. Except as set forth on Schedule 10.7, there are no judgments outstanding or actions, suits or proceedings pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

10.8  Due Authorization; No Legal Restrictions. The execution and delivery by the Borrower of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents: (a) have been duly authorized by all requisite corporate action of Borrower, (b) shall not conflict with or result in a breach of, or constitute a default (or are not reasonably likely, upon the passage of time or the giving of notice or both to constitute a default) under, any of the terms, conditions or provisions of any Applicable Law or Borrower’s Governing Documents or any lease, indenture, mortgage, loan or credit agreement or instrument to which Borrower is a party or by which it may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (c) shall not result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower under the terms or provisions of any such agreement or instrument, except Liens in favor of Lender, and (d) do not require any consent or approval of the stockholders of Borrower or any other Person, except such consents and approvals which have been properly obtained and are in full force and effect.

10.9  Enforceability. The Loan Documents have been duly executed by the Borrower and delivered to Lender and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms.

10.10  No Default Under Other Obligations, Orders or Governmental Regulations. The Borrower is not in violation of its Governing Documents and the Borrower is not in default in the performance or observance of any of its obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing any Indebtedness or pursuant to which any such Indebtedness is issued. The Borrower is not in violation of or in default under any other agreement or instrument or any judgment or Applicable Law.

10.11  Governmental Consents. Other than the filing of appropriate financing statements, no consent, approval or authorization of or designation, declaration or filing with or notice to any Governmental Authority on the part of Borrower is required in connection with the execution, delivery or performance by the Borrower of the Loan Documents or the consummation of the transactions contemplated thereby.

10.12  Taxes. The Borrower has filed all tax returns which they are required to file and have paid, or made provision for the payment of, all taxes which have become due pursuant to such returns or pursuant to any assessment received by it. Such tax returns are complete and accurate in all material respects. The Borrower does not know of any proposed additional assessment or basis for any assessment of additional material taxes.

10.13  Title to Collateral. Borrower has rights in and the power to transfer the Collateral. The Collateral is and shall be owned by Borrower free and clear of all Liens of any kind, excepting only Liens in favor of Lender and those Liens permitted under Section 12.8. Borrower shall defend the Collateral against any claims of all Persons or entities other than Lender.

10.14  Names and Addresses. During the past five (5) years, Borrower has not been known by any names (including trade names) other than those set forth in Schedule 10.14 and have not been located at any addresses other than those set forth on Schedule 10.24(d). The portions of the Collateral which are tangible property and Borrower’s Books shall at all times be located at the addresses set forth on Schedule 10.24(d); or such other location determined by Borrower after prior notice to Lender and delivery to Lender of any items requested by Lender to maintain perfection and priority of Lender’s Lien against and access to Borrower’s Books and records. Schedule 10.24(d) identifies the chief executive offices of Borrower.

10.15  Current Compliance. The Borrower is currently in compliance with all of the terms and conditions of the Loan Documents and all Applicable Laws.

10.16  United States Pension and Benefit Plans. Except as disclosed on Schedule 10.16, (a) Borrower has no obligations with respect to any Plan, (b) no ERISA Events, including, without limitation, any “Reportable Event” or “Prohibited Transaction” (as those terms are defined under ERISA), have occurred in connection with any Plan of Borrower which might constitute grounds for the termination of any such Plan by the PBGC or for the appointment by any U.S. District Court of a trustee to administer any such Plan, (c) all of Borrower’s Plans meet with the minimum funding standards of Section 302 of ERISA, and (d) Borrower has no existing liability to the PBGC. Borrower is not subject to or bound to make contributions to any Multi-Employer Plan.

The present value of the aggregate benefit liabilities under any of the Plans, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefits liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA. Neither Borrower nor any ERISA Affiliates have incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA.

10.17  Leases and Contracts. Borrower has complied in all respects with the provisions of all leases, contracts or commitments of any kind (such as employment agreements, collective bargaining agreements, powers of attorney, distribution agreements, license agreements, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans or accrued vacation pay, insurance and welfare agreements) to which Borrower is a party and are not in default thereunder. To the best of Borrower’s knowledge, no other party is in default under any such leases, contracts, licenses or other commitments and no event has occurred which, but for the giving of notice or the passage of time or both, would constitute an event of default thereunder. Schedule 10.17 sets forth an accurate list of all material leases, contracts and commitments to which Borrower is a party or by which it is bound, including, without limitation, any real or personal property leases to which Borrower is a party.

10.18  Intellectual Property. Borrower owns or possesses the irrevocable right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate Borrower’s business and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others. Schedule 10.18 sets forth an accurate list and description of each such patent, trademark, service mark, trade name, copyright, license, franchise and permit and right with respect to the foregoing, together with all registration or application numbers or information with respect thereto.

10.19  Eligible Accounts. With respect to all Accounts from time to time scheduled, listed or referred to as Eligible Accounts in any certificate, statement or report prepared by or for Borrower and delivered to Lender upon which Borrower is basing Availability under the Revolving Credit Facility, Borrower warrants and represents that such Accounts meet the definition of Eligible Accounts, set forth in this Agreement. Borrower represents and warrants that although certain Eligible Accounts are subject to future audit by Account Debtors, it has no reason to believe that any such audit would result in any claim against or amount owed by Borrower. If any Accounts previously scheduled, listed or referred to in any certificate, statement or report prepared by or for Borrower and delivered to Lender and upon which Borrower is at that time basing Availability under the Revolving Credit Facility are thereafter discovered not to have complied with such definition on the date such certificate, statement or report was prepared or certified, Borrower shall promptly (a) notify Lender upon obtaining knowledge thereof, (b) amend any certificate, statement or report previously prepared by or for Borrower and delivered to Lender stating that such Account constituted an Eligible Account to reflect the fact that such Account is not eligible, and (c) pay to Lender any Out-Of-Formula Advance which may occur as a result of such Account no longer being eligible.

10.20  Business Interruptions. Within five (5) years prior to the date hereof, neither the Business, Collateral nor operations of Borrower has been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States, or any state or local government, or any political subdivision or agency thereof, directed against Borrower. There are no pending or threatened material labor disputes, strikes, lockouts or similar occurrences or grievances against the business being operated by Borrower.

10.21  Use of Proceeds/Margin Stock. None of the proceeds of the Revolving Credit Facility shall be used to purchase or carry any “margin stock” (as defined under Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time), and no portion of the proceeds of the Revolving Credit Facility shall be extended to others for the purpose of purchasing or carrying margin stock. None of the transactions contemplated in this Agreement (including, without limitation, the use of the proceeds from the Revolving Credit Facility) shall violate or result in the violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter 11.

10.22  Business. Borrower is engaged solely in its Business.

10.23  Affiliate Transactions. Schedule 10.23 sets forth an accurate list of all transactions of Borrower, with each other and with any Affiliate of Borrower.

10.24  Property of Borrower.

(a)  Property. Borrower is the owner or lessee of all Property and holds all Licenses, in each case necessary to conduct operations of the Business, in each case in conformity in all respects with all Applicable Laws.

(b)  Licenses. There is set forth in Schedule 10.24(b) a description of all Licenses which have been issued or assigned to Borrower. All of such Licenses are in full force and effect and have been duly issued in the name of, or validly assigned to, the Borrower, no default or breach exists thereunder.

(c)  Operating Agreements. There is set forth in Schedule 10.24(c) a description of all material Operating Agreements relating to the operation of the business of Borrower. Each such Operating Agreement is in full force and effect and no event has occurred which is reasonably likely to result in the cancellation or termination of any such Operating Agreement or the imposition thereunder of any liability upon Borrower.

(d)  Facility Sites. There is set forth in Schedule 10.24(d) locations of the chief executive office of Borrower, the locations of all of Borrower’s Property, the places where Borrower’s Books are kept and the locations of all Equipment and offices used in the operation of Borrower’s Business.

(e)  Leases. There is set forth in Schedule 10.24(e) a list of all material Leases, together with a complete and accurate address and legal description of each parcel of property subject to such Leases and the name and address of the landlord under each such Lease. Each Lease is in full force and effect, there has been no default in the performance of any of its material terms or conditions by Borrower, to the best of Borrower’s knowledge, any other party thereto, and no claims of default have been asserted with respect thereto.

(f)  Operation and Maintenance of Equipment. All of the Equipment and other tangible personal property owned by Borrower is in good operating condition and repair (subject to normal wear and tear) and has been used, operated and maintained in compliance in all material respects with all Applicable Laws.

10.25  FEIN. The FEIN of Borrower is 52-1309227. The state organizational number of Borrower is 2014840.

10.26  Solvency. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

10.27  Subordinated Indebtedness. Schedule 10.27 sets forth an accurate list of all Subordinated Indebtedness currently owed by Borrower, identifying the payor, the payee, the outstanding principal balance, the applicable interest rate, the payment terms and all collateral or guaranties securing such Subordinated Indebtedness.

10.28  Investment Company Act; Public Utility Holding Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended). Borrower is not a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

10.29  Employee Relations. Borrower has an adequate workforce in place and is not, except as set forth on Schedule 10.29, party to any collective bargaining agreement nor has any labor union been recognized as the representative of Borrower’s employees.

10.30  Investment Property. Schedule 9.4 sets forth a correct and complete list of all Investment Property, including any Financial Assets, owned by Borrower. Borrower is the legal and beneficial owner of such Investment Property, including any Financial Assets, as so reflected, free and clear of any Lien (except for Liens in favor of Lender), and has not sold, granted any option with respect to, assigned or transferred or otherwise disposed of any of its rights or interest therein.

10.31  Insurance. No notice of cancellation has been received with respect to any insurance policies required pursuant to Section 11.6 and Borrower is in compliance with all conditions contained in such policies. None of such policies may be canceled or materially modified, except after at least thirty (30) days written notice by the insurance carrier to Lender (or such longer notice period to which the insurance carrier may agree). Lender has been named as an additional insured and loss payee (with a lender’s loss payable endorsement) on such policies.

10.32  Commercial Tort Claims. Borrower is not the claimant under or with respect to any Commercial Tort Claim.

10.33  Material Restrictions. Borrower is not a party to any contract or agreement, or subject to any Lien, charge or restriction, which materially and adversely affects its or its business. Borrower is not and shall not be a party to any other contract or agreement which restricts its right or ability to incur Indebtedness, or prohibits Borrower’s execution of, or compliance with the terms of this Agreement or the other Loan Documents. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Collateral, whether now owned or hereafter acquired, to be subject to a Lien, except the Liens in favor of Lender as provided hereunder, under the Loan Documents and under the Related Loan Documents.

10.34  Certain Payments. Neither Borrower nor any of its directors, officers, agents or employees, nor any other Person associated with or acting for or on behalf of Borrower, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Borrower, or (iv) in violation of any Applicable Law, including the Foreign Corrupt Practices Act of 1977, as amended, or (b) established or including the Foreign Corrupt Practices Act of 1977, as amended; or (b) established or maintained any fund or asset that has not been recorded in the Books and records of Borrower. The internal accounting controls of Borrower is adequate to detect any of the foregoing.

10.35  Books and Records. Borrower has maintained all books and records in compliance with all Applicable Laws.

10.36  Convertible Notes. Each Convertible Note has been fully and irrevocably converted to equity and there is no longer any outstanding balance due under any Convertible Note.

10.37  Service Contracts. Schedule 10.37 sets forth an accurate list of all service contracts currently existing between Borrower and its customers (the “Service Contracts”). In connection with such Service Contracts:

(a)  Borrower submits invoices on a monthly basis in arrears for services fully performed and accepted by the applicable customer.

(b)  There are no defaults currently existing under the Service Contracts.

(c)  There are no existing claims for refunds, reimbursements, indemnity, deduction, offset or counterclaims under the Service Contracts.

(d)  There are no progress billings outstanding under the Service Contracts.

10.38  Inside Shareholders. As of the date hereof, approximately 33% of the Capital Stock and Voting Stock of Borrower is owned by the Inside Shareholders.

10.39  Warrants. The Warrants do not contain any “put” provisions or provisions which would require Borrower to repurchase stock from the holder of such Warrant.

10.40  Accuracy of Representations and Warranties. No representation or warranty by Borrower contained herein or in any certificate or other document furnished by

Borrower pursuant hereto or in connection herewith fails to contain any statement of material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made. There is no fact which Borrower knows or should know and has not disclosed to Lender, which does or may materially and adversely affect Borrower or any of its operations.

11.  AFFIRMATIVE COVENANTS. The Borrower, covenants and agrees that, so long as this Agreement has not been terminated and until full and final payment of the Obligations, and unless Lender shall otherwise consent in writing, Borrower shall comply with the following:

11.1  Payment of Principal, Interest and Other Amounts Due. Borrower shall pay when due all Obligations without setoff, deduction or counterclaim and without deduction or withholding for or on account of any federal, state or local taxes.

11.2  Claims for Labor and Materials. Borrower shall pay or cause to be paid when due all claims for labor, materials and supplies which, if unpaid, might become a Lien upon any of its properties or assets.

11.3  Existence; Approvals; Qualification; Compliance with Laws. Borrower (a) shall obtain, preserve and keep in full force and effect its separate corporate existence and all rights, licenses, security clearances, registrations and franchises necessary to the proper conduct of its Business or affairs; (b) shall qualify and remain qualified as a foreign corporation in each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such qualification; (c) shall comply in all material respects with the requirements of all Applicable Laws.

11.4  Maintenance of Properties. Borrower shall maintain, preserve, protect and keep or cause to be maintained, preserved, protected and kept its Property used or useful in the conduct of its Business in good working order and condition, reasonable wear and tear excepted, and shall pay and discharge when due the cost of repairs to and maintenance of the same.

11.5  Intellectual Property. With respect to any and all tradenames, domain names, trademarks, registrations, copyrights, patents, patent rights and applications for any of the foregoing, Borrower shall maintain and protect the same to the extent reasonably required for the operation of Borrower’s Business and shall take and assert any and all remedies reasonably available to Borrower to prevent any other Person from infringing upon or claiming any interest in any such material trademarks, registrations, copyrights, patents, patent rights or application for any of the foregoing.

Borrower shall notify Lender promptly of (a) the filing of any patent or trademark application by Borrower; (b) the grant of any patent or trademark to Borrower; or (c) Borrower’s intent to abandon a patent or trademark.

Borrower shall, if requested by Lender, (i) execute and deliver to Lender assignments, financing statements, patent mortgages or such other documents, in form and substance reasonably acceptable to Lender, necessary to perfect and maintain Lender’s security interest in all existing and future patents, patent applications, trademarks, trademark applications, and other General Intangibles owned by Borrower; and (ii) furnish Lender with evidence satisfactory to Lender that all actions necessary to maintain and protect each trademark and patent owned by Borrower or its employees have been taken in a timely manner.

11.6  Insurance.

(a)  Collateral. Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, as are ordinarily insured against by other owners in similar businesses, in amounts acceptable to Lender, but in any event in amounts sufficient to cover the value of all of Borrower’s Equipment and Inventory and in amounts sufficient to prevent Borrower from becoming a co-insurer under such policies. Borrower also shall maintain business interruption, and general liability insurance relating to Borrower’s ownership and use of the Collateral, as well as director’s and officer’s insurance.

(b)  Endorsements, Cancellation or Modification. Borrower shall cause Lender to be named as loss payee (with a lender’s loss payable endorsement) with respect to all Collateral, and additional insured with respect to all liability insurance, as its interests may appear. Every policy of insurance referred to in this Section shall contain an agreement by the insurer that thirty (30) days’ written notice shall be given Lender by the insurer prior to cancellation or material modification of such insurance coverage. Any modification of any insurance policy or coverage involving any decrease in the amount or scope of coverage, must be approved by Lender in writing prior to the effective date of such modification.

(c)  General. All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Lender and issued by an insurance company with a minimum insurance rating of B+ or better by A.M. Best & Company. Every policy of insurance referred to in this Section shall contain an agreement by the insurer that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Lender which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.

(d)  Policies and Evidence of Insurance. Borrower shall cause to be delivered to Lender the insurance policies and all endorsements thereto and evidence of insurance utilizing a current ACORD 25 Certificate of Liability Insurance and at least thirty (30)

days prior to the expiration of any such insurance, additional policies or duplicates thereof and evidence of insurance utilizing a current ACORD 25 Certificate of Liability Insurance confirming the renewal of such insurance and payment of the premiums therefore.

(e)  Losses; Payments. Borrower shall direct all insurers that in the event of any loss under any insurance policy or the cancellation of any insurance policy, the insurers shall make payments for such loss and pay all return or unearned premiums directly to Lender and not to Borrower and Lender jointly. In the event of any loss, Borrower shall give Lender prompt notice thereof and Lender may make proof of loss whether the same is done by Borrower. Lender is hereby granted a power of attorney by Borrower with full power of substitution to file any proof of loss in Borrower’s or Lender’s name, to endorse Borrower’s name on any check, draft or other instrument evidencing insurance proceeds, and to take any action or sign any document to pursue any insurance loss claim.

In the event of any loss, Lender, at its option, may (a) retain and apply all or any part of the insurance proceeds to repay or secure the Obligations, in such order and amounts as Lender may elect, or (b) disburse all or any part of such insurance proceeds to or for the benefit of the Borrower for the purpose of repairing or replacing Collateral after receiving proof satisfactory to Lender of such repair or replacement, in either case without waiving or impairing the Obligations or any provision of this Agreement. Any deficiency thereon shall be paid by Borrower to Lender upon demand. Borrower shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.

11.7  Inspections; Examinations. Borrower hereby irrevocably authorizes all accountants and auditors employed by Borrower at any time to exhibit and deliver to Lender copies of any and all of Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession and copies of all reports submitted to Borrower by such accountants or auditors, including management letters, “comment” letters and audit reports, and to disclose to Lender any information they may have concerning Borrower’s financial status and business operations. Borrower further authorizes all federal, state and municipal authorities to furnish to Lender copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise.

The officers or employees of Lender, or such Persons as Lender may designate, may visit and inspect any of the properties of Borrower, examine (either by Lender’s employees or by independent accountants) any of the Collateral or other assets of Borrower, including the Books of Borrower, and discuss the affairs, finances and accounts of Borrower with its officers and with its independent accountants, at such times as Lender may desire. During normal business hours and upon reasonable notice, Lender may conduct and Borrower shall fully cooperate with, field examinations of the Inventory, Accounts and business affairs of Borrower; provided however, after the occurrence of a Default or an Event of Default, such field examinations may occur at any time and from time to time with or without prior notice.

Borrower agrees to pay all costs and expenses of Lender related to such visits, inspections and field examination. Such visits, inspections and field examinations shall be paid by Borrower at the per man day rate of $850, plus out-of-pocket and travel expenses.

11.8  Pension Plans. Borrower shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to Borrower in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all of its Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA or other applicable pension laws; (c) comply with all material requirements of ERISA or other applicable pension laws which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction or material “accumulated funding deficiency” as such term is defined in ERISA; and (d) notify Lender promptly upon receipt by Borrower of any notice of the institution of any proceeding or other action which is likely to result in the termination of any Plan.

11.9  Bank Accounts. Borrower shall maintain its operating accounts, main disbursement accounts, investment accounts, cash management accounts and deposit accounts with Lender, unless otherwise agreed by Lender in writing. Borrower shall notify Lender in writing and on a continuing basis, of all deposit accounts, investment accounts and certificates of deposit (including the numbers thereof) maintained with or purchased from any other depository institutions.

11.10  Maintenance of Management. Borrower shall cause its Business to be continuously managed by the Management Group in the positions described below or such other persons (serving in such positions) as may be reasonably satisfactory to Lender:

Person	Position

Shawkat Rastan                                        Chairman, President and CEO

Richard Lyew                                            Executive Vice President and CFO

Georges Andre    Executive Vice President and COO

11.11  Transactions with Affiliates. Borrower shall cause all of its Indebtedness at any time owed to any, Subsidiary, Affiliate, shareholder, director and officer to be subordinated in all respects to all Obligations and shall not make any payments thereon, except as approved by Lender in writing.

11.12  Additional Documents and Future Actions. Borrower shall, at its sole cost, (a) take such actions and provide Lender from time to time with such agreements, financing statements and additional instruments, documents or information as Lender may in its reasonable discretion deem necessary or advisable to perfect, protect, maintain or enforce its Lien in the Collateral, to permit Lender to protect or enforce its Lien in the Collateral, or to carry out the terms of the Loan Document, and (b) execute on Borrower’s behalf and expense (i) all such security agreements (or amendments to this Agreement) as shall be necessary to evidence the grant to Lender of a security interest in and to all Commercial Tort Claims if, and to the extent, they arise hereafter, and (ii) all pleadings and other documents as Lender may deem necessary or advisable in connection with any Commercial Tort Claim. Borrower hereby authorizes and appoints Lender as its attorney-in-fact, with full power of substitution, to take such actions as Lender may deem advisable to protect the Collateral and its interests thereon and its rights hereunder, to execute on Borrower’s behalf (if necessary) and to file at Borrower’s expense financing statements or applications for registration and amendments thereto, in those public offices deemed necessary or appropriate by Lender to establish, maintain and protect a continuously perfected or published Lien in the Collateral, and to execute on Borrower’s behalf such other documents and notices as Lender may deem advisable to protect the Collateral and its interests therein and its rights hereunder. Such power being coupled with an interest is irrevocable, Borrower irrevocably authorizes the filing of financing statements or applications for registration by Lender describing the Collateral, the filing of initial financing statements in the jurisdiction of Borrower’s legal formation and existence, the filing of a carbon, photographic or other copy of this Agreement, or of a financing statement, as a financing statement and agree that such filing is sufficient as a financing statement.

11.13  Title to Equipment. Borrower shall promptly have Lender’s Lien noted on any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment, and shall promptly deliver to Lender the originals thereof.

11.14  Taxes. The Borrower shall cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period. The Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and shall execute and deliver to Lender, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. The Borrower shall make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and shall, upon request, furnish Lender with proof satisfactory to Lender indicating that the Borrower has made such payments or deposits.

11.15  Leases. Borrower shall pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower’s properties and assets are bound. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Lender shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Availability. Borrower shall deliver to

Lender, promptly after the execution by a Borrower, as lessee, of any Lease, an executed copy thereof.

11.16  Notices. Borrower shall promptly notify Lender of (a) any action or proceeding brought against Borrower wherein such action or proceeding would, if determined adversely to Borrower result in liability of Borrower, (b) the occurrence of any Default or Event of Default, (c) the failure of Borrower to observe any of its undertakings under the Loan Documents, (d) the occurrence of any Material Adverse Change, (e) the creation of any new inventions or other events related to the intellectual property of Borrower, (f) the occurrence of any casualty loss related to the Collateral, (g) the receipt of any notice of the institution or proceeding or other action which may result in the termination of any Plan, (h) any change in the Management Group or any change in any other senior management employees of Borrower, and (i) any change in the location of any Facility Site.

11.17  Assignment of Claims Act. Borrower shall promptly execute any documents or instruments and shall take such steps or actions reasonably required by Lender so that all monies due or to become due under any contract with the U.S., the District of Columbia or any other Governmental Authority, shall be assigned to Lender and notice given thereof in accordance with the requirements of the Assignment of Claims Act of 1940, as amended, or any other laws, rules or regulations relating to the assignment of any such contract and monies due to or to become due.

11.18  Commercial Tort Claims. In the event Borrower becomes the plaintiff (or any other claimant) with respect to any Commercial Tort Claim, Borrower shall promptly (but in any event within fifteen (15) days after the same shall come into existence) notify Lender as to the existence of all such Commercial Tort Claims, detailing (a) the parties to the claim, (b) the amount in controversy, (c) the location and caption of all litigation filed with respect to the claim, (d) the status of the claim, and (e) all such other information relating thereto as Lender may require. Upon the request of Lender, the Borrower shall promptly execute all such documents, agreements, instruments and financing statements as shall be required by Lender to grant to Lender a perfected, first priority security interest in each such Commercial Tort Claim.

11.19  Instruments; Promissory Notes. Borrower shall cause any instruments or notes received by or payable to Borrower to be delivered to Lender appropriately endorsed to the order of Lender.

11.20  Eligible Accounts. With respect to all Accounts from time to time scheduled, listed or referred to as Eligible Accounts in any certificate, statement or report prepared by or for Borrower and delivered to Lender upon which Borrower is basing Availability under the Revolving Credit Facility. Borrower shall notify Lender promptly of: (i) any material delay in Borrower’s performance of any of its material obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any settlement, adjustment or compromise thereof, and (ii) all material adverse information known to Borrower relating to the financial condition of any Account Debtor.

11.21  Service Contracts. With respect to the Service Contracts and all future service contracts entered into by Borrower with its customers, Borrower agrees as follows:

(a)  Borrower shall give all notices required and obtain all consents required in connection with the granting of a security interest by Borrower in favor of Lender in the Borrower’s right to receive money or other payments thereunder;

(b)  Borrower shall only submit invoices for services that have been fully performed and accepted;

(c)  Borrower shall promptly notify Lender of any claim for refunds, reimbursements, indemnity, deduction, offset or counterclaims thereunder and shall reflect such items in the Borrowing Base Certificate.

(d)  Borrower shall comply in all material respects with its obligations thereunder; and

(e)  Borrower shall promptly notify Lender of any defaults thereunder or any terminations of such contracts.

11.22  AWWC New Jersey Holdings, Inc. On or before December 31, 2007 Borrower shall deliver to Lender evidence, in form and content satisfactory to Lender that (a) AWWC New Jersey Holdings, Inc. has been dissolved; (b) all assets of AWWC New Jersey Holdings, Inc. have been transferred to Borrower; and (c) all Indebtedness of AWWC New Jersey Holdings, Inc. has been satisfied.

12.  NEGATIVE COVENANTS. The Borrower covenants and agrees that, so long as this Agreement has not been terminated and until full and final payment of the Obligations, and unless Lender shall otherwise consent in writing, Borrower shall comply with the following:

12.1  Limitation on Sale and Leaseback. Borrower shall not enter into any arrangement whereby it shall sell or transfer any real property or improvements thereon or other fixed assets owned by it and then or thereafter rent or lease as lessee such property, improvements or assets or any part thereof which it shall intend to use for substantially the same purposes as the property sold or transferred.

12.2  Limitation on Indebtedness. Borrower shall not have at any time outstanding to any Person other than Lender, any Indebtedness for borrowed money, Capitalized Lease Obligations, or any outstanding letters of credit, except existing Indebtedness for borrowed money and Capitalized Lease Obligations described on Schedule 12.2. Notwithstanding the foregoing, Borrower may incur Indebtedness with respect to Capitalized Lease Obligations in an amount not to exceed (i) $500,000 for the Borrower’s fiscal year ending December 31, 2007 and (ii) $2,000,000 for the Borrower’s fiscal year ending December 31, 2008 and each fiscal year thereafter. Any of such existing permitted Indebtedness may not be refinanced or replaced without the consent of Lender.

12.3  Loans. Borrower shall not make or have outstanding any loans or advances in the nature of loans to any Person including, without limitation, any officer, shareholder, director, employee, Subsidiary or Affiliate of Borrower.

12.4  Investments. Borrower shall not have or make any investments in all or any portion of the capital stock or securities of any Person, or any loans, advances or extensions of credit to any Person, except (i) investments listed on Schedule 12.4 attached hereto and (ii) investments that are held in an investment account with Lender or any Affiliate of Lender.

12.5  Guaranties. The Borrower shall not directly or indirectly guarantee, endorse (other than for collection or deposit in the ordinary course of business), discount, sell with recourse or for less than the face value or agree (contingently or otherwise) to purchase or repurchase or otherwise acquire, or otherwise become directly or indirectly liable for, or agree (contingently or otherwise) to supply or advance funds (whether by loan, stock purchase, capital contribution or otherwise) in respect of, any Indebtedness, obligations or liabilities of any Person.

12.6  Disposition of Assets. Borrower shall not sell, lease, transfer, or otherwise dispose any of its Property.

12.7  Merger; Consolidation; Business Acquisitions; Subsidiaries. Borrower shall not (a) merge into or consolidate with any Person, (b) acquire any portion of the Capital Stock of any person or a material portion of assets or business of any Person, or the operating business or division of any Person, or any Property not used or useful in the operation of its Business, (c) permit any Person to merge into it, (d) form any Subsidiaries, joint ventures or partnerships, or limited liability companies, (e) change its state of formation or incorporation, (f) materially change the principal nature of its business or engage in any business other than the Business, (g) permit any Subsidiary to engage in any business activity, acquire any assets or, acquire any ownership or investment interests in any Person, without the prior written consent of Lender, or (h) change its fiscal year end.

12.8  Liens. Borrower shall not create, incur or permit to exist any Lien of any kind on its property or assets, whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom, except:

(a)  Liens held by Lender;

(b)  Deposits made in the ordinary course of business (i) in connection with worker’s compensation, unemployment insurance, social security and other like laws or (ii)

to secure the performance of statutory obligations, not incurred in connection with either (A) the borrowing of money or (B) the deferred purchase price of goods or Inventory;

(c)  Encumbrances consisting of zoning restrictions, easements, reservations, servitudes, restrictions on the use of real property or minor irregularities of title thereto, none of which impairs the use of such property by Borrower in the operation of its business; and

(d)  Liens listed on Schedule 12.8 attached hereto.

Borrower shall not enter into any agreement with any other Person which shall prohibit Borrower from granting, creating or suffering to exist, or otherwise restrict in any way (whether by covenant, by identifying such event as a default under such agreement or otherwise) the ability of Borrower to grant, create or suffer to exist, any lien, security interest or other charge or encumbrance upon or with respect to any of its assets in favor of Lender.

12.9  Letters of Credit. Borrower shall not apply for or obtain any letters of credit, except (i) Standby Letters of Credit issued by Lender and (ii) that certain existing $343,000 letter of credit issued by Wachovia Bank and which expires on or about May 2008 (the “Existing Letter of Credit”), provided that upon expiration of the Existing Letter of Credit, on or about May 2008, Borrower replaces the Existing Letter of Credit with a Standby Letter of Credit issued by Lender.

12.10  Insurance. Borrower shall not take out separate insurance concurrent in form or contributing in the event of casualty loss with that required to be maintained under Section 11.6 unless Lender is named as loss payee (with a lender’s loss payable endorsement) and additional insured, as applicable. Borrower shall promptly notify Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies shall be provided promptly to Lender.

12.11  Default Under Other Indebtedness. Borrower shall not permit any of its Indebtedness to be in default. If any Indebtedness of Borrower is declared or becomes due and payable before its expressed maturity by reason of default or otherwise or to the knowledge of Borrower, the holder of any such Indebtedness shall have the right (or upon the giving of notice or the passage of time, or both, shall have the right) to declare such Indebtedness to be so due and payable, Borrower shall promptly give Lender written notice of such declaration, acceleration or right of declaration.

12.12  Transactions with Affiliates. Except for the transactions described on Schedule 10.23, Borrower shall not enter into or conduct any transaction with any Affiliate without the prior written consent of Lender. Borrower shall only enter into or conduct transactions with Affiliates on terms which are reasonable and customary for arms-length transactions between parties who are not affiliated.

12.13  Name or Chief Executive Address Change. Borrower shall not change its name, FEIN number, state of organization, or chief executive address except upon sixty (60) days prior written notice to Lender and delivery to Lender of any items requested by Lender to maintain perfection and priority of Lender’s first priority Lien in the Collateral and access to Borrower’s Books, including without limitation, new UCC-1 financing statements and Collateral Access Agreements.

12.14  Change in Location of Collateral. Borrower shall not change the location at which any of its Inventory, Equipment or other personal property is located except upon thirty (30) days prior written notice to Lender and, provided that Borrower complies with all of the following conditions:

(a)  Lender receives a search report from a reputable search company confirming that there are no other Liens encumbering any of Borrower’s assets at such new location(s), except the Lien in favor of Lender.

(b)  Lender receives a copy of the lease, sub-lease, or similar agreement entered into by the Borrower with the owner, lessor or operator of the new location(s).

(c)  Lender receives evidence satisfactory to Lender that all assets of the Borrower at such new location(s) are covered by the insurance coverage required under Section 11.6.

(d)  Lender receives a Collateral Access Agreement from the owner/lessor of the new location in form and content acceptable to Lender.

12.15  Material Adverse Contracts. Borrower shall not become or be a party to any contract or agreement which has a materially adverse impact on Borrower’s ability to perform under this Agreement or any other Loan Document.

12.16  Restrictions on Use of Proceeds. Borrower shall not carry or purchase with the proceeds of the Revolving Credit Facility any “margin security” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.

12.17  Prepayments; Amendments and License Agreements. Borrower shall not:

(a)  Prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness for borrowed money owing to any third Person, other than the Obligations in accordance with this Agreement;

(b)  Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning any Indebtedness for borrowed money to make such terms or conditions more onerous or expensive for Borrower;

(c)  Amend, modify or waive any material term or provision of its Governing Documents in a manner materially adverse to Borrower or Lender; or

(d)  Amend, modify or waive any term or provision of any of Licenses.

12.18  Distributions; Stock Redemptions. Borrower shall not make any distribution or declare or pay any dividends (in cash or other property, other than Capital Stock) on, or purchase, acquire, redeem, or retire any of Borrower’s Capital Stock, of any class, whether now or hereafter outstanding.

12.19  Issuance of Capital Stock. Borrower shall not issue any Capital Stock which would result in any Change in Control.

12.20  Prohibited Transactions Under ERISA. Borrower shall not directly or indirectly:

(a)  engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b)  permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(c)  fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d)  terminate any Benefit Plan where such event would result in any liability of Borrower, any Subsidiary of Borrower or any ERISA Affiliate under Title IV of ERISA;

(e)  fail to make any required contribution or payment to any Multiemployer Plan;

(f)  fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(g)  amend a Plan resulting in an increase in current liability for the plan year such that Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

(h)  withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA.

12.21  Licenses. Borrower shall not enter into any license, royalty or similar agreements regarding any patents, trademarks, tradenames, copyrights or other General Intangibles owned by Borrower, which grants any exclusive rights to use such General Intangibles to any Person, which would result in a Material Adverse Change to Borrower.

12.22  Trademark and Tradename Licenses. Borrower shall not enter into any license or similar right to use or royalty agreement with respect to any trademark or tradename owned by Borrower without the prior written consent of Lender.

12.23  Equipment Becoming Fixture. Borrower shall not permit any item of equipment owned by Borrower to become a fixture to real estate or an accession to other property, except for equipment which may become a trade fixture to premises leased by Borrower but with respect to which the landlord has waived any right of ownership or security interest.

12.24  IRS Form 8821. Borrower shall not alter, amend, restate or otherwise modify, or withdraw, terminate or refile the IRS Form 8821 required to be filed as a condition hereto.

12.25  Service Contracts. Except for the Service Contracts, Borrower shall not enter into any service contract which permits progress billings or grants a right of setoff or offset against the invoices submitted by Borrower.

13.  SUBORDINATED INDEBTEDNESS; WEIL NOTE.

13.1  General. Borrower represents and warrants that Schedule 13 sets forth an accurate list of all Subordinated Indebtedness currently owed by Borrower, identifying the payor, the payee, the outstanding principal balance, the applicable interest rate, the payment terms and all collateral or guaranties securing such Subordinated Indebtedness. Borrower shall cause all of its Indebtedness at any time owed to, any Subsidiary, Affiliate, shareholder, director and officer of Borrower to be subordinated in all respects to all Obligations. Borrower (a) shall not make any payments on the Subordinated Indebtedness except as permitted under this Agreement or under the Subordination Agreement, and (b) shall not breach any of the terms of any Subordination Agreement. As of the date of this Agreement the Borrower has no Indebtedness owing to any Subsidiary, Affiliate, shareholder, director or officer of Borrower.

13.2  Weil Note. Borrower represents and warrants that as of the date of this Agreement, the aggregate principal balance of the Weil Note is $1,500,000. The Weil Note is unsecured and shall be paid in full and satisfied as of the date hereof.

14.  FINANCIAL COVENANTS. Borrower shall comply with the following:

14.1  Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio of not less than (a) 1.0 to 1.0 for the fiscal quarter ending September 30, 2007 and for each fiscal quarter end thereafter through and including September 30, 2008, and (b) 1.20 to 1.0 for the fiscal quarter ending December 31, 2008 and for each fiscal quarter end thereafter. Such Fixed Charge Coverage Ratio covenant, shall be measured quarterly, on a cumulative basis for the first four fiscal quarters end after the date hereof, and commencing with the fiscal quarter ending September 30, 2007, and on a rolling four (4) quarter basis thereafter.

14.2  Proforma Fixed Charge Coverage Ratio. Borrower shall maintain a Proforma Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 for the fiscal year ending December 31, 2007.

14.3  Non-Financed Capital Expenditures. Borrower shall not cause, suffer or permit its Non-Financed Capital Expenditures to exceed $650,000 in any fiscal year.

14.4  Minimum Revolving Credit Facility Balance. Borrower shall maintain an average outstanding balance of Advances under the Revolving Credit Facility of at least $2,000,000 during each fiscal year, commencing with the fiscal year ending December 31, 2008.

14.5  Minimum Net Availability. Borrower shall maintain Minimum Net Availability of $1,000,000 at all times after the date hereof.

14.6  Most Favored Lender. Borrower agrees promptly to notify Lender of any agreement for Indebtedness for borrowed money to which Borrower is a party or under which it is obligated and to provide Lender with a copy of such agreement. If such agreement contains or at any time is amended to contain financial covenants more restrictive than those contained in this Section, upon Lender’s request, Borrower agrees to amend this Agreement accordingly so that the covenants contained herein are substantially the same as those contained in such other agreements for Indebtedness for borrowed money.

15.  ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS. The Borrower shall maintain books of record and accounting in which full, correct and current entries in accordance with GAAP shall be made of all of its dealings, business and affairs, and the Borrower shall deliver to Lender the following:

15.1  Annual Statements. As soon as available and in any event on the date such statements are required to be filed with the SEC:

(a)  the consolidated and consolidating income and retained earnings statements of Borrower and its Subsidiaries for such fiscal year,

(b)  the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and

(c)  the consolidated and consolidating statement of cash flow of Borrower and its Subsidiaries for such fiscal year,

setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail. The foregoing statements and balance sheets shall be prepared in accordance with GAAP and the consolidated and consolidating statements shall be audited by independent certified public accountants of recognized standing acceptable to Lender in the reasonable exercise of its discretion with respect to which such accountants shall deliver their unqualified opinion which shall not include any “going-concern” opinion. Notwithstanding the foregoing, Borrower shall, in any event, deliver to Lender within ninety (90) days of each fiscal year of Borrower drafts of the financial statements described herein.

15.2  Projections and Cash Flow. On or before fifteen (15) days after each fiscal year-end, consolidated and consolidating projections of profit and loss statements, cash flows and balance sheets and Availability of Borrower and its Subsidiaries prepared on a month-by-month basis for the next succeeding twelve (12) months, prepared by the chief financial officer of Borrower. Borrower has furnished to Lender initial projections dated as of the date hereof containing the information required by this Section. Borrower represents and covenants that (a) the initial projections required by this Section have been prepared by the chief financial officer of Borrower and represent the best available good faith estimate of Borrower regarding the course of Borrower’s Business for the periods covered thereby; (b) all future projections required by this Section shall be prepared by or under the direction of the chief financial officer of Borrower and shall represent the best available good faith estimate of Borrower regarding the course of Borrower’s Business for the periods covered thereby; (c) the assumptions set forth in the initial projections are and the assumptions set forth in the future projections delivered hereafter shall be reasonable and realistic based on then current economic conditions; (d) Borrower knows of no reason why Borrower should not be able to achieve the performance levels set forth in the initial projections and Borrower shall have no knowledge at the time of delivery of future projections of any reason why Borrower shall not be able to meet the performance levels set forth in said projections; and (e) Borrower has sufficient capital as may be required for its ongoing business and to pay its existing and anticipated debts as they mature.

15.3  Monthly Statements. As soon as available and in any event within thirty (30) days after the close of each calendar month;

(a)  the consolidated and consolidating income and retained earnings statements of Borrower and its Subsidiaries for such month,

(b)  the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the end of such month, and

(c)  the consolidated and consolidating statement of cash flow of Borrower and its Subsidiaries for such month,

setting forth in comparative form the corresponding figures as of the end of the corresponding month of the previous fiscal year (if applicable) and the projected figures based upon the projections required under Section 15.2, all in reasonable detail, subject to year end adjustments and certified by the chief financial officer of Borrower to be, to the best of his knowledge, accurate in all material respects and to have been prepared in accordance with GAAP.

15.4  Collateral Reporting. Borrower shall provide Lender with the following documents at the following times in form satisfactory to Lender:

(a)  on a weekly basis, or more frequently if requested by Lender, a report of Borrower’s weekly production reports which reflect Borrower’s unbilled sales, credits and collections.

(b)  by the 25th day of each month (with respect to the previous month), or more frequently if requested by Lender:

(i)  an aging of Borrower’s Accounts;

(ii)  an aging of Borrower’s accounts payable;

(iii)  a reconciliation to the previous month’s aging of Borrower’s Accounts and to Borrower’s general ledger;

(iv)  a calculation of ineligible Accounts with supporting detail sufficient for Lender to verify all calculations; and

(v)  Borrowing Base Certificate.

(c)  upon request, copies of invoices in connection with Borrower’s Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with Borrower’s Accounts and for inventory acquired by Borrower, purchase orders and invoices.

(d)  upon request, a statement of the balance of each of the intercompany Accounts.

(e)  other reports or information as to the Collateral of Borrower as Lender shall reasonably request from time to time, including without limitation, reports or information relating to Inventory, sales, receivables, payables and Borrower’s Business, including without limitation, monthly back-log order reports.

(f)  with the delivery of each of the foregoing, a certificate of Borrower executed by an officer thereof certifying as to the accuracy and completeness of the foregoing. If any of Borrower’s records or reports of the Collateral are prepared by an accounting service or other agent, Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to Lender.

15.5  Tax Returns. Copies of Borrower’s federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

15.6  SEC Reports. Copies of Borrower’s 10-K, 10-Q or other reports filed or required to be filed with the SEC promptly upon filing thereof with the SEC.

15.7  Audit Reports. Promptly upon receipt thereof, one copy of each other report submitted to Borrower, by independent accountants, including management letters, “comment” letters, in connection with any annual, interim or special audit report made by them of the Books of Borrower.

15.8  Reports to Governmental Agencies and Other Creditors. With reasonable promptness, copies of all such financial reports, statements and returns which Borrower shall file with any federal or state department, commission, board, bureau, agency or instrumentality and any report or statement delivered by Borrower to any supplier or other creditor in connection with any payment restructuring.

15.9  Requested Information. With reasonable promptness, all such other data and information in respect of the condition, operation and affairs of Borrower as Lender may reasonably request from time to time.

15.10  Compliance Certificates. Within the periods provided in Sections 15.1 and 15.3 above, a certificate of the chief financial officer of Borrower (a) stating that Borrower has observed, performed and complied with each and every undertaking contained herein, (b) setting forth the information and computations (in sufficient detail) required in order to establish whether Borrower were operating in compliance with the financial covenants in Section 14 of this Agreement, (c) certifying that as of the date of such certification, there does not exist any Default or Event of Default, and (d) certifying as to the state of organization of Borrower. Such certificate shall be in the form of Exhibit A attached hereto.

16.  CONDITIONS PRECEDENT TO THE INITIAL ADVANCE OR LETTER OF CREDIT. The obligation of (a) Lender to make the initial Advance under the Revolving

Credit Facility or (b) Lender to issue the initial Letter of Credit is subject to the fulfillment, to the satisfaction of Lender, of each of the following conditions on or before the Closing Date. All of such agreements, documents and other items must be in form, content and all other respects satisfactory to Lender.

16.1  Searches. Lender shall have received copies of record searches (including UCC searches, patent searches, trademark searches, copyright searches and judgments, suits, bankruptcy, litigation, tax and other lien searches) against Borrower.

16.2  UCC-1 Filings. Lender shall have received confirmation from a service organization retained by Lender to file financing statements and fixture filings that such filings have been made in all relevant jurisdictions.

16.3  Executed Loan Documents. Lender shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

(a)  the Revolver Note;

(b)  the Disbursement Letter;

(c)  the Pledge Agreement accompanied by original stock certificates and stock powers;

(d)  the Pledge and Assignment of Deposit Account;

(e)  the Assignments of Patents, Trademarks, Licenses and Copyrights; and

(f)  any and all other Loan Documents.

16.4  Request for Advance. Lender shall have received a request for advance from the Borrower.

16.5  Authorizing Resolutions. Lender shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower, is a party and authorizing specific officers of Borrower to execute the same.

16.6  Governing Documents. Lender shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower.

16.7 Material Agreements. Lender shall have received copies of all material agreements, leases and other documents related to Borrower, including copies of all service contracts.

16.8 Good Standing Certificates. Lender shall have received certificates of status with respect to Borrower, each dated within thirty (30) days of the Closing Date, such certificates to be issued by the appropriate officer of each jurisdiction in which Borrower is required to be qualified or licensed which certificates shall indicate that Borrower is in good standing in such jurisdictions.

16.9 Insurance. Lender shall have received loss payee endorsements as well as the relevant policies and evidence of insurance, together with the endorsements thereto, as are required by Section 11.6.

16.10 Collateral Access Agreements. Lender shall have received such Collateral Access Agreements from lessors, warehousemen, bailees, and other third persons as Lender may require.

16.11 Opinions of Counsel. Lender shall have received opinions of the Borrower’s general counsel.

16.12 Tax Returns. Lender shall have received satisfactory evidence that all tax returns required to be filed by Borrower has been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency.

16.13 Licenses, Approvals, Etc. Lender shall have received copies of all licenses, approvals, consents, authorizations and filings of Borrower required or necessary for the operation of its Business.

16.14 No Material Adverse Change. No Material Adverse Change shall have occurred from the date of financial information and projections originally provided to Lender.

16.15 Fees. All fees and expenses payable under the Loan Documents on the Closing Date and as of the funding of the Loans or issuing such Letter of Credit shall have been paid.

16.16 Subordination. Lender shall have received evidence that all shareholder and Affiliate debt owed by Borrower is subordinated to all Obligations on terms and conditions acceptable to Lender.

16.17 Releases. UCC-3 terminations and such other releases of all prior Liens, as have been requested by Lender, shall be delivered to Lender on the Closing Date in appropriate form with all signatures and other information needed for recordation.

16.18 Minimum Closing Net Availability. As of the date hereof, Borrower’s Minimum Closing Net Availability shall be at least $2,000,000.

16.19 Convertible Notes. Lender shall have received evidence that each Convertible Note has been fully and irrevocably converted to equity on terms and conditions acceptable to Lender and that there is no longer any outstanding balance due under any Convertible Note.

16.20 Weil Note. Lender shall have received evidence that the Weil Note is paid in full and satisfied.

16.21 Financing Reporting. Lender shall have received such financial statements, reports, projects and other financial information as Bank may have reasonably requested.

16.22 SBC Notice Letter. Lender shall have received a copy of that certain letter from Borrower to SBC Services, Inc., notifying SBC Services, Inc. of Lender’s security interest in money payable under the Service Contract by and between Borrower and SBC Services, Inc. and duly executed by SBC Services, Inc.,

16.23 Other Documents. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded.

By completing the closing hereunder, or by making advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by the Borrower hereunder or any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower is specifically reserved by Lender.

17. CONDITIONS PRECEDENT TO ALL ADVANCES AND LETTERS OF CREDIT. In addition to, but not in limitation of, any other conditions set forth in this Agreement, the obligation of (a) Lender to make any Advance, or (b) Lender to issue any Letter of Credit is subject to the fulfillment, to the satisfaction of Lender, of each of the following conditions:

17.1 Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).

17.2 No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

17.3 No Injunction or Order. No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower or any of its Affiliates.

17.4 No Bankruptcy. No proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, or receivership law shall have been filed by or against Borrower.

17.5 Loan Request. Lender shall have received (a) a Loan Request from the Borrower together with a current, up-to-date Borrowing Base Certificate, pursuant to Section 3.2(a) or (b) a Standby Letter of Credit Application as applicable.

18. DEFAULT AND REMEDIES.

18.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event or Events of Default hereunder:

(a) The failure of Borrower to pay when due and payable or when declared due and payable, any portion of the Obligations, whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees, costs, indemnities, or other amounts constituting Obligations;

(b) The failure of Borrower to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Lender;

(c) The failure of Borrower to pay any Indebtedness for borrowed money due to any third Person or Capitalized Lease Obligations or the existence of any other event of default under any loan, security agreement, mortgage, Capitalized Lease or other agreement pertaining thereto binding Borrower, after the expiration of any notice and/or grace periods permitted in such documents;

(d) The failure of Borrower to pay or perform any other obligation to Lender under any other agreement or note or otherwise arising, whether or not related to this Agreement, after the expiration of any notice and/or grace periods permitted in such documents;

(e) The adjudication of Borrower as bankrupt or insolvent, or the entry of an Order for Relief against Borrower or the entry of an order appointing a receiver or trustee for Borrower of any of its property or approving a petition seeking reorganization or other similar relief under the Bankruptcy Code or other similar laws of the U.S. or any state or any other competent jurisdiction;

(f) A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, debt moratorium or receivership law is filed by or against Borrower, or Borrower makes an assignment for the benefit of creditors, or Borrower takes any action to authorize any of the foregoing;

(g) The suspension of the operation of Borrower’s Business;

(h) Borrower becomes unable to meet its debts as they mature or fall due, or the admission in writing by Borrower to such effect, or Borrower calling any meeting of all or any material portion of its creditors for the purpose of debt restructure or moratorium;

(i) All, or any part of the Collateral or the assets of Borrower is attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any, receiver, trustee, custodian or assignee for the benefit of creditors or become subject to any Lien which is not otherwise permitted under Section 12.8;

(j) The entry of a final judgment for the payment of money against Borrower in excess of $50,000 individually or $100,000 in the aggregate which, within ten (10) days after such entry, shall not have been discharged or execution thereof stayed pending appeal or shall not have been discharged within five (5) days after the expiration of any such stay;

(k) Any Lien granted by Borrower in favor of Lender is or becomes invalid or unenforceable or is not, or ceases to be, a perfected first priority Lien or security interest in favor of Lender;

(l) Any representation or warranty of in any of the Loan Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by Borrower pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified;

(m) Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

(n) Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency, the effect of which order restricts Borrower from conducting all or any material part of its Business;

(o) A breach by Borrower occurs under any material agreement, document or instrument, whether heretofore, now or hereafter existing between Borrower and any other Person and such breach would reasonably be expected to result in a Material Adverse Change to Borrower;

(p) A Material Adverse Change occurs;

(q) A Change of Control occurs;

(r) Any voluntary or involuntary merger, dissolution, consolidation, reorganization, liquidation or restructure of Borrower occurs;

(s) Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty loss occurs resulting in the cessation or substantial curtailment of revenue producing activities at any facility of Borrower for more than thirty (30) consecutive days;

(t) The loss, suspension, revocation or failure to renew any License now held or hereafter acquired by Borrower, which loss, suspension, revocation or failure to renew is likely to result in a Material Adverse Change;

(u) Any projection delivered to Lender pursuant hereto indicates that Borrower shall not be able to comply with the financial covenants set forth in Section 14;

(v) Any breach by Borrower under any Subordination Agreements;

(w) The validity or enforceability of this Agreement, or any of the Loan Documents, is contested by Borrower, or Borrower denies that they have any or any further liability or obligation hereunder or thereunder;

(x) The indictment or threatened indictment of Borrower under any criminal statute, or the commencement or threatened commencement of criminal or civil proceedings against Borrower pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any property of Borrower, or Borrower engages or participates in any “check kiting” activity regardless of whether a criminal investigation has been commenced;

(y) Borrower conceals, removes, transfers, conveys, assigns or permits to be concealed, removed, transferred, conveyed or assigned, any of the Collateral or any of its assets in violation of the terms of the Loan Documents or with the intent to hinder, delay or defraud its creditors, including without limitation, Lender; or

(z) Borrower’s failure to comply within ten (10) days of notice of a requirement, order or notice of violation of any Applicable Law (or, if such order or notice provides a time period for compliance, Borrower’s failure to comply within such period), or, in the case of a curable noncompliance requiring longer than the applicable time period for its cure, Borrower’s failure to commence to comply in all material respects with said order or notice within said period or failure thereafter to pursue such cure diligently to completion.

18.2 Remedies. Upon the occurrence of an Event of Default, or at any time thereafter, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by the Borrower:

(a) Declare the entire unpaid principal of the Revolving Credit Facility, all other Obligations (including without limitations all contingent reimbursement obligations under any Letters of Credit, or any part thereof), all interest accrued thereon, all fees due hereunder, including without limitation, all termination fees, and all other obligations of Borrower to Lender hereunder or under any other Loan Document otherwise arising immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender;

(c) Cease issuing Letters of Credit;

(d) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting Lender’s rights and security interests in the Collateral and without affecting the Obligations, including without limitation, Borrower’s obligation to pay all termination fees;

(e) Reduce the amount of the Revolving Credit Facility or the advance rates for the calculation of Availability under the formula set forth in Section 2.3, or require additional Reserves;

(f) Increase the applicable interest rate up to the Default Rate;

(g) Hold, as cash collateral, any and all balances and deposits of the Borrower held by Lender to secure the full and final repayment of all of the Obligations;

(h) Enter the premises occupied by Borrower and take possession of the Collateral and any records relating thereto; and/or

(i) Exercise each and every right and remedy granted to it under the Loan Documents, under the Uniform Commercial Code and under any other applicable law or at equity.

If an Event of Default occurs under Sections 18.1(e) or 18.1(f), all of the Obligations shall become immediately due and payable.

18.3 Application of Proceeds. All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied or paid over as follows:

(a) First: to the payment of all costs and expenses incurred in connection with such sale or other realization, including attorneys’ fees;

(b) Second: to the payment of the Obligations (with the Borrower remaining liable for any deficiency) in such order as Lender may elect; and

(c) Third: the balance (if any) of such proceeds shall be paid, subject to any duty imposed by law, or otherwise to whomsoever shall be entitled thereto.

18.4 Sale or Other Disposition of Collateral. The sale, lease or other disposition of the Collateral, or any part thereof, by Lender after an Event of Default may be for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Obligations then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. Lender may cause the Collateral to remain on Borrower’s premises or otherwise or to be removed and stored at premises owned by other persons, at Borrower’s expense, pending sale or other disposition of the Collateral. Borrower at Lender’s request, shall assemble the Collateral consisting of Inventory and tangible assets and make such assets available to Lender at a place to be designated by Lender. Lender shall have the right to conduct such sales on Borrower’s premises, at Borrower’s expense, or elsewhere, on such occasion or occasions as Lender may see fit. With respect to Borrower’s owned or leased premises, Borrower hereby grants Lender a license, effective upon the occurrence of an Event of Default, and to the extent not prohibited by the terms of any applicable lease, to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise.

Any notice required to be given by Lender of a sale, lease or other disposition or other intended action by Lender with respect to any of the Collateral which is given pursuant to Section 20 below, at least five (5) Business Days prior to such proposed action, shall constitute fair and reasonable notice to the Borrower of any such action.

The net proceeds realized by Lender upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by Lender in connection therewith and all other costs and expenses related thereto including attorneys’ fees, shall be applied in such order as Lender, in its discretion, elects, toward satisfaction of the Obligations. Lender shall account to Borrower for any surplus realized upon such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Lender’s Lien in the Collateral. The Borrower agrees that Lender has no obligation to preserve rights to the Collateral against any other parties or to clean-up or otherwise prepare any of the Collateral for sale.

If Lender sells any of the Collateral upon credit, Borrower shall be credited only with payments actually made by or on behalf of the purchaser, received by Lender and applied to the indebtedness owed by such purchaser to Lender. If the purchaser fails to pay for any of the Collateral, Lender may resell the Collateral.

Lender shall not be considered to have offered to retain the Collateral in satisfaction of the Obligations, unless Lender has entered into a written agreement with the Borrower to that effect.

Lender is hereby granted a license or other right to use, after an Event of Default, without charge, Borrower’s labels, General Intangibles, intellectual property, Equipment, real estate, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Inventory or other Collateral and Borrower’s rights under all contracts, licenses, approvals, permits, leases and franchise agreements, to the extent assignable, shall inure to Lender’s benefit.

Lender shall be under no obligation to marshall any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations.

18.5 Suits to Protect Collateral. Lender shall have power to: (a) institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or which violate this Agreement or any of the Loan Documents; (b) preserve or protect Lender’s interest in the Collateral and in the income, revenues, rents and profits arising therefrom; and (c) restrain the enforcement of or compliance with any Applicable Law that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such Applicable Law would impair Lender’s security. All payments made or costs or expenses incurred by Lender in connection with this Section, including attorneys’ fees and costs, whether or not suit is filed and, if filed, for all appeals, shall be secured by the Collateral and shall be repaid by Borrower to Lender with interest thereon from the date incurred until the date repaid by Borrower at the Default Rate.

18.6 Right to Appoint Receiver. Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect and preserve the collateral and continue the operations of Borrower and to collect all reserves and profits thereof and apply the same to the payment of all expenses and other changes of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of the Collateral shall be finally made and consummated.

18.7 Actions With Respect to Accounts. Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s designated officers, employees or agents) as its true and lawful attorney-in-fact, with full power of substitution, with power to sign its name and to take any of the following actions, in its name or the name of Lender, as Lender may determine, without notice to Borrower and at Borrower’s expense:

(a) Verify the validity and amount of or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise;

(b) Notify all Account Debtors that Borrower’s Accounts have been assigned to Lender and that Lender has a Lien therein;

(c) Direct all Account Debtors to make payment of all Borrower’s Accounts directly to Lender and forward invoices directly to such Account Debtors;

(d) Take control in any manner of any cash or non-cash items of payment or proceeds of such Accounts;

(e) Notify the U.S. Postal Service to change the address for delivery of mail addressed to Borrower to such address as Lender may designate;

(f) Have access to any lockbox or postal boxes into which Borrower’s mail is deposited and receive, open and dispose of all mail addressed to Borrower;

(g) Take control in any manner of any rejected, returned, stopped in transit or repossessed goods relating to any Accounts; and

(h) Enforce payment of and collect any Accounts, by legal proceedings or otherwise, and for such purpose Lender may:

(i) Demand payment of any Accounts or direct any Account Debtors to make payment of Accounts directly to Lender;

(ii) Receive and collect all monies due or to become due to Borrower;

(iii) Exercise all of Borrower’s rights and remedies with respect to the collection of Accounts;

(iv) Settle, adjust, compromise, extend, renew, discharge or release the Accounts;

(v) Sell or assign the Accounts on such terms, for such amount and at such times as Lender deems advisable;

(vi) Prepare, file and sign Borrower’s name or names on any Proof of Claim or similar document in any proceeding filed under federal or state bankruptcy, insolvency, reorganization or other similar law as to any Account Debtor;

(vii) Endorse the name of Borrower upon any chattel papers, documents, instruments, invoices, freight bills, bills of lading or similar documents or agreements relating to the Accounts or goods pertaining thereto or upon any checks or other media of payment or evidences of a security interest that may come into Lender’s possession;

(viii) Sign the name of Borrower to verifications of Accounts and notices thereof sent by Account Debtors to Borrower; and

(ix) Take all other actions necessary or desirable to protect Borrower’s or Lender’s interest in the Accounts.

Borrower ratifies and approves all acts of said attorneys and agree that said attorneys shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except such attorneys’ gross negligence or willful misconduct. Borrower agrees to assist Lender in the collection and enforcement of its Accounts and not to hinder, delay or impede Lender in its collection or enforcement of said Accounts.

18.8 Set-Off. Without limiting the rights of Lender under Applicable Law, the Borrower grants to Lender and agrees that Lender may, unless prohibited by applicable law, without notice to Borrower (such notice being expressly waived), and without constituting a retention of any Collateral in satisfaction of any Obligations exercise a right of set-off, a lien against and a security interest in all property of the Borrower now or at any time in Lender’s, or any of Lender’s Affiliate’s, possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other account with Lender or any Affiliate of Lender as security for the Obligations. At any time and from time to time following the occurrence of an Event of Default or Default, Lender may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit of Borrower against any or all of the Obligations.

18.9 Turnover of Property Held by Lender. The Borrower irrevocably authorizes any Affiliate of Lender, unless prohibited by Applicable Law, upon and following the occurrence of an Event of Default or a Default, at the request of Lender and without further notice, to turn over to Lender any property of Borrower held by such Affiliate, including without limitation, funds and securities for Borrower’s account and to debit, for the benefit of Lender, any deposit account maintained by Borrower with such Affiliate (even if such deposit account is not then due or there results a loss or reduction of interest or the imposition of a penalty in accordance with Applicable Law to the early withdrawal of time deposits), in the amount requested by Lender up to the amount of the Obligations, and to pay or transfer such amount or property to Lender for application to the Obligations.

18.10 Delay or Omission Not Waiver. Neither the failure nor any delay on the part of Lender to exercise any right, remedy, power or privilege under the Loan Documents upon the occurrence of any Event of Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege. No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of Lender. No single, partial or full exercise of any rights, remedies, powers and privileges by Lender shall preclude further or other exercise thereof. No course of dealing between Lender and Borrower shall operate as or be deemed to constitute a waiver of Lender’s rights under the Loan Documents or affect the duties or obligations of the Borrower.

18.11 Remedies Cumulative. The rights, remedies, powers and privileges provided for herein shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other rights, remedies, powers and privileges in Lender’s favor at law or in equity.

18.12 Consents, Approvals and Discretion. Whenever Lender’s consent or approval is required or permitted or any documents are required to be acceptable to Lender, such consent, approval or acceptability shall be at the sole discretion of Lender. Except as otherwise specifically provided herein, whenever any determination or act is at Lender’s discretion, such determination or act shall be at Lender’s sole and absolute discretion.

18.13 Certain Fees, Costs, Expense Expenditures. The Borrower agrees to pay on demand all cost and expenses of Lender (the “Lender Expenses”), including without limitation:

(a) all costs, expenses and fees (including attorneys’ fees and other legal costs, expenses and charges) incurred or paid by Lender in connection with (i) advising, structuring, drafting, preparing, reviewing, negotiating, administering the Loan Documents or any waivers, consents, amendments, extensions, modifications or restatements related thereto; (ii) interpreting, enforcing, protecting, preserving, defending or terminating any of the Loan Documents or any of Lender’s rights and remedies related thereto, irrespective of whether suit is brought (including without limitation, all costs and expenses and attorneys’ fees related to any “workout,” “restructuring,” insolvency or similar proceeding involving Borrower); (iii) legal advice relating to the rights and responsibilities of Lender; and (iv) the preparation for negotiations regarding, consultations concerning or the defense or prosecution of any legal proceedings involving, any claim (including third-party claims) made or threatened against Lender related to or involving the Loan Documents, the transactions contemplated under the Loan Documents, Lender’s relationship with the Borrower, or any actions taken pursuant to the Loan Documents by Lender;

(b) all costs, expenses and fees incurred or paid by Lender for photocopying; notarization; couriers; messengers; telecommunications; public record searches (including without limitation, real estate, tax lien, litigation, UCC, bankruptcy, patent, trademark or copyright searches); filing; recording; publication; appraisals (including without limitation personal property, real estate, trademark, tradename, and inventory appraisals or reappraisals); real estate surveys or updates; real estate title insurance reports or bring-downs, commitments, policies and endorsements; environmental audits, surveys or updates; and accounting or other professional advisors;

(c) all costs, expenses and fees incurred or paid by Lender in connection with the disbursement of funds under the Loan Documents (by wire transfer or otherwise); the dishonoring of checks, drafts or other items of payment; correction or cure of any Default or Event of Default or enforcement of the Loan Documents; gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale or advertising to sell any of the Collateral (regardless of whether the sale is consummated); or exercising any rights or remedies under the Loan Documents; and

(d) all costs, expenses and other payments incurred or made by Lender to any landlord, lessor or owner of any property at which any of the Collateral is located to enable Lender to obtain access, store, warehouse, ship, sell or otherwise preserve, protect and dispose of such Collateral (including without limitation all lease payments, access charges, utility charges and safety and security charges).

In the event Borrower shall fail to pay taxes, insurance, assessments, fees, costs or expenses which it is required to pay hereunder, or fails to keep the Collateral free from Liens (except as expressly permitted herein), or fails to maintain or repair the Collateral as required hereby, or otherwise breaches any obligations under the Loan Documents, Lender in its discretion, may (but shall not be obligated to) make expenditures for such purposes and the amount so expended (including attorneys’ fees and expenses, filing fees and other charges) shall be payable by the Borrower on demand and shall constitute part of the Obligations.

With respect to any amount required to be paid by Borrower under this Section, in the event Borrower fails to pay such amount within five (5) days after demand, at Lender’s option, all of said amounts required to be paid by Borrower, may be charged by Lender as a Loan under the Revolving Credit Facility and Borrower shall also pay to Lender interest thereon at the Default Rate.

18.14 Exercise of Lender’s Remedies. To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors, secondary obligors or other Persons obligated on Collateral or to remove Liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions would not be commercially unreasonable in the exercise by Lender of remedies against the Collateral and that other action or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

19. INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless, Lender, its parents and Affiliates and its officers, directors, shareholders, employees and agents (collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Indemnified Party is a party to any litigation), including without limitation attorneys’ fees and costs and costs of investigation, document production, attendance at depositions or other discovery, incurred by any Indemnified Party with respect to, arising out of or as a consequence of (a) this Agreement or any of the other Loan Documents, including without limitation, any failure of Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan Documents, or any other Event of Default; (b) the use by Borrower of any proceeds advanced hereunder; (c) the transactions contemplated hereunder; or (d) any claim, demand, action or cause of action being asserted against any Indemnified Party by any other Person in connection with the transactions contemplated hereunder. Notwithstanding anything herein or elsewhere to the contrary, the Borrower shall not be obligated to indemnify or hold harmless any Indemnified Party from any liability, loss or damage resulting from the gross negligence, willful misconduct or unlawful actions of such Indemnified Party or any violations by such Indemnified Party or Lender of any securities laws or other laws and regulations concerning financial institutions. Any amount payable to Lender under this Section shall bear interest at the Default Rate from the due date until paid.

The Borrower’s obligations under this Section shall survive termination of this Agreement and repayment of the Obligations.

20. COMMUNICATIONS AND NOTICES. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower at the address set forth below or to Lender at the address set forth below. Such notice or demand shall be deemed sufficiently given for all purposes when delivered (a) by personal delivery and shall be deemed effective when delivered, or (b) by mail or courier and shall be deemed effective three (3) Business Days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and Lender.

To Borrower:

Access Worldwide Communications, Inc.
301 Yamato Road
Suite 2110
Boca Raton, FL 33431
Attention: Richard Lyew, Chief Financial Officer

With a copy to:

Access Worldwide Communications, Inc.
301 Yamato Road
Suite 2110
Boca Raton, FL 33431
Attention: Mark Wright, General Counsel

To Lender:

Manufacturers and Traders Trust Company
One M&T Plaza
Buffalo, NY 14240
Attention: Office of General Counsel

With a copy to:

M&T Bank
601 Dresher Road, 3rd Floor
Horsham, PA 19044
Attention: William Moul, Jr., Vice President

ALL “PAYMENT IN FULL” CHECKS OR OTHER MEDIA OF PAYMENT MUST BE SENT TO LENDER ONLY TO THE ABOVE ADDRESS OR SUCH OTHER ADDRESS DESIGNATED BY LENDER BY NOTICE IN ACCORDANCE WITH THIS SECTION.

21. WAIVERS.

21.1 Waivers. In connection with any proceedings under the Loan Documents, including without limitation any action by Lender in replevin, foreclosure or other court process or in connection with any other action related to the Loan Documents or the transactions contemplated hereunder, the Borrower waives, to the extent permitted by applicable law:

(a) all errors, defects and imperfections of a procedural nature in such proceedings;

(b) all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

(c) presentment for payment, demand, notice of demand, notice of nonpayment, protest and notice of protest of any of the Loan Documents, including the Revolver Note;

(d) any requirement for bonds, security or sureties required by statute, court rule or otherwise;

(e) any demand for possession of Collateral prior to commencement of any suit; and

(f) any right to require Lender to pursue any third Person for payment of the Obligations or payment with respect to any of the Collateral.

21.2 Forbearance. Lender may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to or consent of Borrower.

21.3 Limitation on Liability. The Borrower shall be responsible for and Lender is hereby released from any claim or liability in connection with:

(a) Safekeeping any Collateral;

(b) Any loss or damage to any Collateral;

(c) Any diminution in value of the Collateral; or

(d) Any act or default of another Person.

Lender shall only be liable for any act or omission on its part constituting gross negligence or willful misconduct. In the event Borrower brings suit against Lender in connection with the transactions contemplated hereunder and Lender is found not to be liable, the Borrower shall indemnify and hold Lender harmless from all costs and expenses, including attorneys’ fees, incurred by Lender in connection with such suit. This Agreement is not intended to obligate Lender to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of Borrower. Borrower’s obligations under this Section shall survive termination of this Agreement and repayment of the Obligations.

21.4 Waiver of Subrogation. The Borrower hereby waives any right to subrogation, reimbursement, contribution or indemnity from Borrower in connection with Borrower’s obligations under the Loan Documents.

22. MISCELLANEOUS.

22.1 Brokers. The transaction contemplated hereunder was brought about and entered into by Lender and the Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. The Borrower represents to Lender that the Borrower has not committed Lender to the payment of any brokerage fee or commission in connection with this transaction. If any such claim is made against Lender by any broker, finder or agent or any other Person, the Borrower agrees to indemnify, defend and hold Lender harmless against any such claim, at the Borrower’s own cost and expense, including Lender’s attorneys’ fees. The Borrower further agree that until any such claim or demand is adjudicated in Lender’s favor, the amount claimed and/or demanded shall be deemed part of the Obligations secured by the Collateral.

22.2 Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion.

22.3 Confidentiality and Publicity. Lender reserves the right to review and approve all materials that Borrower or any of its Affiliates prepares that contain Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Borrower shall not, and shall not permit any of its Affiliates to, use Lender’s name (or the name of any of Lender’s affiliates) in connection with any of its business operations. Nothing contained in any of the Loan Documents is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Lender. Further, Borrower hereby agrees that Lender or any affiliate of Lender may (a) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (b) use Borrower’s name, logo or other indicia germane to Borrower in connection with such advertising, marketing or other similar purposes.

22.4 Use of Lender’s Name. Borrower shall not use the name of Lender or the name of any Affiliate of Lender in connection with any of its business or activities except as may otherwise be required by the rules and regulations of the Securities and Exchange Commission or any like regulatory body and except as may be required in its dealings with any governmental agency.

22.5 No Joint Venture. Nothing contained herein is intended to permit or authorize Borrower to make any contract on behalf of Lender, nor shall this Agreement be construed as creating a partnership, joint venture or making Lender an investor in Borrower.

22.6 Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents or made by or on its behalf in connection with the transactions contemplated herein shall be true at all times this Agreement is in effect and shall survive the execution and delivery of the Loan Documents, any investigation at any time made by Lender or on its behalf and the making by Lender of the loans or advances to Borrower. All statements contained in any certificate, statement or other document delivered by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereunder shall be deemed representations and warranties by the Borrower. The obligations and provisions of Sections 5.9, 7.3, 7.12, 7.16, 7.18, 7.19(c), 11.7, 18.13, 21.3, 22.1 and 22.28 shall survive termination of this Agreement and the Loan Documents and any payment in full or in part of the Obligations.

22.7 No Assignment. Borrower may not assign any of its rights hereunder without the prior written consent of Lender shall not be required to lend hereunder except to Borrower as it presently exists.

22.8 Assignment of Lender’s Interest. Lender shall have the right to assign, participate or transfer all or any part of the Revolving Credit Facility and all or any part of its rights in or pursuant to this Agreement or any of the Loan Documents. All assignees, participants and transferees shall be entitled to the benefits of this Agreement and the Loan Documents. The consent of Borrower shall not be required for any such assignment, participation or transfer and failure to give notice of any assignment, participation or transfer shall not affect the validity or enforceability of this Agreement, any Loan Document, or subject Lender to any liability. Borrower consents to the dissemination of information regarding the Obligations, the Revolving Credit Facility, Borrower, Borrower’s Business, and all matters related hereto in connection with any assignment, participation or sale. In the event that Lender participates or sells its interest in the Revolving Credit Facility to any other Person, Lender shall have no further responsibilities or liabilities in connection with the sold or participated portion of the Receivables Loan, including without limitation the obligation to fund Advances related to such sold or participated portions, after the date of such sale or participation. All of such responsibilities and liabilities after the date of such sale shall be those of the participant or the purchaser of Lender’s interest.

22.9 Publicity. Borrower agrees that Lender may disclose the fact of the financing under this Agreement in the form of a “tombstone” announcement in the print media, whether individually or part of a general advertisement.

22.10 Injunctive Relief. Borrower expressly acknowledges and agrees that an action for damages for any breach of the requirements of Section 7.2 shall not be an adequate remedy at law. In the event of any such breach, Borrower agrees to the fullest extent allowed by law that Lender shall be entitled to injunctive relief to restrain such breach and require compliance with such requirements.

22.11 Time is of the Essence. Time is of the essence in the Borrower’s performance of its obligations under the Loan Documents.

22.12 All Powers Coupled With Interest. All powers of attorney and other authorizations granted to Lender and any Persons designated by Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied.

22.13 Binding Effect. This Agreement and all rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns and shall bind all Persons who become bound as a borrower, guarantor or other Borrower under this Agreement.

22.14 Invalid Provisions. If any provision of this Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, this Agreement and the other Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof or thereof, and the remaining provisions hereof or thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement and/or the Loan Documents (as the case may be) a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

22.15 No Third Party Beneficiaries. The rights and benefits of this Agreement and the Loan Documents shall not inure to the benefit of any third party.

22.16 Modifications. Any modification or amendment of this Agreement or any of the Loan Documents shall be in writing signed by the parties hereto.

22.17 Holidays. If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action shall be the next succeeding Business Day.

22.18 Governing Law; Jurisdiction. This Agreement has been delivered to and accepted by Lender and shall be deemed to be made in the State of New York. This Agreement shall be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK IN A COUNTY OR JUDICIAL DISTRICT WHERE LENDER MAINTAINS A BRANCH, AND CONSENTS THAT LENDER MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT SHALL PREVENT LENDER FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTRY, STATE OR FOREIGN OR DOMESTIC JURISDICTION. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both Lender and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

22.19 WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT BORROWER AND LENDER MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO. BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER SHALL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. BORROWER ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

22.20 Integration. The Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights, powers, remedies and security. The Loan Documents contain the entire understanding of the parties thereto with respect to the matters contained therein and supersede all prior agreements and understandings between the parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the parties. In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

22.21 Exhibits and Schedules. All exhibits and schedules attached hereto are hereby made a part of this Agreement.

22.22 Directly or Indirectly. Where any provision in this Agreement refers to an action to be taken by any Person, or to an action that such Person is prohibited from taking, such provisions shall be applicable whether such action is taken directly or indirectly by such Person.

22.23 Inconsistencies. To the extent of any inconsistency between the terms of this Agreement and the terms and conditions of the Loan Documents, the terms and conditions of this Agreement shall control. In addition, to the extent of any inconsistency between the terms of this Agreement and the terms and conditions of the Schedules attached hereto, the terms and conditions of this Agreement shall control.

22.24 Headings. The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

22.25 Counterparts; Facsimile Signatures. The Loan Documents and any notice or communication under the Loan Documents may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. Delivery of a photocopy or telecopy of an executed counterpart of a signature page to any Loan Document shall be effective as delivery of a manually executed counterpart of such Loan Document.

22.26 Limitation on Damages. Borrower and Lender agree that, in any action, suit or proceeding, in respect of or arising out of this Agreement, the Loan Documents or the transactions contemplated hereunder, each mutually waives to the fullest extent permitted by law, any claim for consequential, punitive or special damages.

22.27 Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower. This information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act. Borrower agrees to provide such information as Lender may require in order to comply with the provisions of the Patriot Act and the policies and procedures established from time to time by Lender in connection therewith.

22.28 Release of Lender. Notwithstanding any other provision of any Loan Document, Borrower by entering into this Agreement, shall be deemed to voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, it managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), hereby fully and completely releases and forever discharges the Indemnified Parties and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Parties, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Parties, the “Released Parties”), of and from any and all actions, causes of actions, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of the Closing. Borrower acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Lender in agreeing to extend the Revolving Credit Facility.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

BORROWER: ACCESS WORLDWIDE COMMUNICATIONS, INC. By: ___________________________________ Georges Andres, Chief Executive Officer

LENDER: MANUFACTURERS AND TRADERS TRUST COMPANY By: _____________________________________ William H. Moul, Jr., Vice President

EXHIBITS

Exhibit A  - Form of Covenant Compliance Certificate

Exhibit B  - Form of Loan Request

Exhibit C  - Form of Borrowing Base Certificate

SCHEDULES

Schedule 9.1(h)	- Pledged Securities
Schedule 9.1(n)	- Commercial Tort Claims
Schedule 9.4	- Investment Property
Schedule 10.1	- States of Formation
Schedule 10.3	- Ownership Interests
Schedule 10.4	- Subsidiaries
Schedule 10.7	- Litigation
Schedule 10.14	- Names
Schedule 10.16	- Pension and Benefit Plans
Schedule 10.17	- Leases and Contracts
Schedule 10.18	- Intellectual Property
Schedule 10.23	- Affiliate Transactions
Schedule 10.24(b)	- Licenses
Schedule 10.24(c)	- Operating Agreements
Schedule 10.24(d)	- Facility Sites
Schedule 10.24(e)	- Leases
Schedule 10.27	- Subordinated Indebtedness
Schedule 10.29	- Collective Bargaining Agreements
Schedule 10.37	- Service Contracts
Schedule 10.38	- Insider Shareholders
Schedule 12.2	- Permitted Indebtedness
Schedule 12.4	- Permitted Investments
Schedule 12.8	- Permitted Liens
Schedule 13	- Subordinated Indebtedness